UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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EVOLENT HEALTH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022 PROXY STATEMENT

AND

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Thursday, June 9, 2022

10:00 a.m., Eastern Time

Dear Fellow Stockholders,

This year, I write you with three incredible reasons to celebrate. The first is to recognize that we are now more than a decade into growing a legacy of excellence. Ten years ago, Evolent was founded on a vision to help providers and health plans change the way healthcare is delivered and experienced. Since then, we have built a powerful complement of solutions—Evolent Care Partners, New Century Health and Evolent Health Services—that has concretized that vision and now serves 20 million lives on our platform. Now more than ever, Evolent is deeply committed to the movement in our communities toward higher quality care at lower costs.

Our latest annual results yield a second point of pride. In 2021, we sharpened our focus and multiplied our efforts to concentrate on the essentials of Evolent’s vision and mission. All of our three core solutions enjoyed very strong years as a result. The business grew Adjusted EBITDA substantially to $66.3 million1, and our non-divested assets ultimately produced a revenue increase of 36.7% over 20202. This is fuel for our fire as we continue the uptrend and target significant growth in 2022.

Third, I celebrate the fact that our growth in performance reflects our growth in capabilities and relationships. This past November alone, Evolent announced three new partnerships, bringing our total 2021 partner additions up to ten and substantially exceeding our target. We also grew our capabilities through the acquisition of Vital Decisions, which has enhanced our New Century Health offering and helps patients thoughtfully and purposefully live out their time in accordance with their own values, goals and preferences. Finally, I’m also very pleased that we grew the capabilities and perspectives on our Board by welcoming President and CEO of Blue Cross Blue Shield of North Carolina, Tunde Sotunde, MD, as our newest director.

Throughout this successful evolution, we have remained focused on furthering our relationships and dialogue with you, our investors. Our leadership team and I have continued to engage in enriching discussions with our stockholders throughout the year, and this past fall I again had the privilege of hearing directly many of your views on our strategy, leadership, governance, and approaches to sustainability. These conversations have been, and continue to be, a valued element of our success. I look forward to continuing these discussions with you, and deeply value the trust you place in us through your investment in Evolent.

As ever, I want to acknowledge with sincere appreciation the vitality and dedication of Evolenteers, our employees who make our work happen and who shape the culture of Evolent. Their efforts have allowed us to grow as a stronger, increasingly diverse and more inclusive company. These highly talented individuals have demonstrated a kind of resilience and grit that is the foundation of our performance both as a business, as an employer and as members of the communities that we serve. Simply put, we could not be prouder of who they are and what they represent.

It has been an honor to serve as your Lead Independent Director, and I look forward to continuing to serve in a new capacity as your independent Board Chair. As we make this transition, I also want to thank Frank Williams for his service as Chair and for his continued leadership and dedication to Evolent’s mission. On behalf of Evolent’s Board of Directors and executive team, thank you to our investors, partners and our workforce for continuing to make the Evolent vision of lower cost, higher quality care a growing reality.

Sincerely,

Cheryl Scott

Lead Independent Director

Evolent Health, Inc.

(1)

Non-GAAP measure, see Appendix A for definition and reconciliation to net loss attributable to common shareholders of Evolent Health, Inc. Net loss attributable to common shareholders of Evolent Health, Inc. was $37.6 million for the year ended December 31, 2021.

(2)

Non-GAAP measure, see Appendix A for definition and reconciliation to total revenue. GAAP total revenue for the years ended December 31, 2021 and 2020 was $908.0 million and $924.6 million, respectively.

EVOLENT HEALTH, INC. 800 N. Glebe Road, Suite 500 Arlington, VA 22203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on June 9, 2022

Date & Time: Thursday, June 9, 2022, 10:00 a.m., Eastern Time	Virtual Information: https://web.lumiagm.com/209916247 password: evolent2022	Record Date: April 14, 2022

Dear Stockholder:

You are invited to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of Evolent Health, Inc. (the “Company”), a Delaware corporation, which will be held on Thursday, June 9, 2022, at 10:00 a.m., Eastern Time. The Annual Meeting will be held for the following purposes:

1.	To elect seven Class I and Class III director nominees named in the proxy statement to serve on our Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

3.	To approve the compensation of our named executive officers for 2021 on an advisory basis.

In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

In light of the coronavirus, or COVID-19, outbreak, for the safety of all of our stakeholders, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. Stockholders will be able to attend, vote and submit questions (for a portion of, the meeting) from any location via the Internet at https://web.lumiagm.com/209916247. The password for the Annual Meeting is evolent2022. To participate (e.g., submit questions and/or vote), you will need the control number provided on your proxy card, voting instruction form or notice.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned, or to which the Annual Meeting may be postponed.

Our Board of Directors has fixed the close of business on April 14, 2022, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

We make proxy materials available to our stockholders on the Internet. You can access proxy materials at http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx. You also may authorize your proxy via the Internet by following the instructions on that website. In order to authorize your proxy via the Internet you must have the stockholder identification number that appears on the enclosed proxy card.

By Order of our Board of Directors,

Jonathan D. Weinberg

General Counsel and Secretary

Arlington, VA

April 29, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 9, 2022

This proxy statement and our 2021 Annual Report to Stockholders are available at

http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx

You may request and receive a paper or email copy of our proxy materials relating to the Annual Meeting and any future stockholder meetings free of charge by emailing proxymaterials@evolenthealth.com, calling 1-844-246-2928, or visiting http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx

EVOLENT HEALTH, INC. 800 N. Glebe Road, Suite 500 Arlington, VA 22203

PROXY STATEMENT

FOR OUR 2022 ANNUAL MEETING

OF STOCKHOLDERS

to be held on June 9, 2022

These proxy materials are being made available in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Evolent Health, Inc., a Delaware corporation, for use at our 2022 annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, June 9, 2022, at 10:00 a.m., Eastern Time, in a virtual meeting format only, via the Internet at https://web.lumiagm.com/209916247 (password “evolent2022”) or at any postponement or adjournment of the Annual Meeting. There is no physical location for the Annual Meeting. Stockholders will be able to view the Rules of Conduct for the Meeting at http://ir.evolenthealth.com/financial-info/annual-reports-andproxystatements/default.aspx, and submit questions, at https://web.lumiagm.com/209916247 (password “evolent2022”) on the day of the meeting, through the conclusion of the question and answer session that follows.

Distribution of this proxy statement and a proxy card to stockholders is scheduled to begin on or about April 29, 2022, which is also the date by which these materials will be posted. We encourage stockholder participation in the Annual Meeting, which we have designed to promote stockholder engagement. Stockholders will be permitted to ask questions on the ballot items during the meeting, and on other subjects in a question and answer session that will begin at the conclusion of the meeting. You will also be able to listen to the proceedings and cast your vote online.

As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 available to our stockholders electronically via the Internet at http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx. On or about April 29, 2022, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (“Internet Notice”), containing instructions on how to access this proxy statement and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.

References in this proxy statement to “we,” “us,” “our,” “ours,” and the “Company” refer to Evolent Health, Inc., unless the context otherwise requires.

Evolent Health, Inc. Proxy Statement 2022	1

PROXY STATEMENT HIGHLIGHTS

This summary highlights selected information in this proxy statement — please review the entire document before voting.

Annual Meeting Information

•	Thursday, June 9, 2022, at 10:00 a.m., Eastern Time.

•	Via a live audio-only webcast at https://web.lumiagm.com/209916247 (password “evolent2022”). There is no physical location for the Annual Meeting.

•	The record date is April 14, 2022.

All of our Annual Meeting materials are available in one place at http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx. There, you can download electronic copies of our Annual Report and proxy statement.

Voting Items	Recommendation
Item 1
Election of directors	Our seven continuing directors up for election bring a valuable mix of skills and qualifications to our Board of Directors	✔	FOR 6 - 13

Item 2
Ratify the appointment of the Company’s independent registered public accounting firm for 2022	Based on its recent evaluation, our Audit Committee believes that the retention of Deloitte & Touche LLP is in the best interests of the Company and its stockholders	✔	FOR 14 - 15

Item 3
Say on pay—an advisory vote on the approval of the Company’s executive compensation	Our executive compensation program reflects our commitment to paying for performance and reflects feedback received from stockholder outreach	✔	FOR 53

2021 Performance Highlights

Below are selected highlights of our financial and operational performance in 2021:

Revenue	Lives on Platform[1]	Adjusted EBITDA[2]
$908.0 million	EHS Lives on Platform: 1.6 million Clinical Solutions Lives on Platform: 18.4 million	$66.3 million

(1)	As of December 31, 2021.

(2)

Non-GAAP measure, see Appendix A for definition and reconciliation to net loss attributable to common shareholders of Evolent Health, Inc. Net loss attributable to common shareholders of Evolent Health, Inc. was $37.6 million for the year ended December 31, 2021.

2	Evolent Health, Inc. Proxy Statement 2022

Proxy Statement Highlights

Governance Evolution

We are committed to establishing and maintaining strong corporate governance practices that reflect high standards of ethics and integrity and promote long-term stockholder value. Since the beginning of 2020, the Board has continued to evolve our governance practices and has directly incorporated feedback from our stockholders into the decision-making process. Feedback from our investors was shared with our full Board and directly informed implementation of several key governance enhancements over the past two years:

Robust stock ownership guidelines for our executive officers and directors

Formal policies to ensure that Evolent considers diverse candidates when conducting Board and CEO succession planning

Removal of remaining supermajority vote requirements for charter and by-law amendments

Accelerated declassification of the Board

Market-standard proxy access by-law

Progress on workforce diversity and inclusion goals, including formalization of a Head of Diversity and Inclusion who focuses on Diversity, Inclusion and Corporate Responsibility

Independent Board Chair following Annual Meeting

Board Leadership

In August 2020, as part of the Company’s CEO succession planning process, the Board created a new leadership structure with a new Executive Chair, a continuing strong Lead Independent Director, a new separate Chief Executive Officer and continuing strong independent committee chairs. After careful consideration, the Board determined at that time that having separate CEO and Chair roles, with Mr. Blackley serving as CEO and Mr. Williams serving as Executive Chair, would be in the best interests of the Company and its stockholders. Effective January 2022, Mr. Williams transitioned into the role of non-executive Chair. As part of the Board’s long-term, deliberate approach to leadership succession planning, our current Lead Independent Director, Cheryl Scott, will be assuming the role of independent Board Chair immediately following the Annual Meeting.

Evolent Health, Inc. Proxy Statement 2022	3

Proxy Statement Highlights

2021 Compensation Program Highlights

Our executive compensation program is designed to enable high performance and generate results that will create value for our stockholders. We structure compensation to pay for performance, reward our executives with equity in the Company in order to align their interests with the interests of our stockholders and allow our executives to share in our stockholders’ success, which we believe continues to drive a performance culture, sustains morale and attracts, motivates and retains top executive talent.

Compensation Mix (1)

CEO: Target Pay	Other NEOs: Target Pay

(1)

Consists of 2021 base salary rate (as reported in the Salary column of the Summary Compensation Table), 2021 target annual incentive opportunity, long-term incentive awards granted in 2021 (as reported in the Stock Awards column of the Summary Compensation Table) and other compensation (as reported in the All Other Compensation column of the Summary Compensation Table).

Target and Realized CEO Compensation(1)

(1)

The realized compensation levels shown include base salary paid in each year, bonuses paid in respect of each year, and payout of all long-term incentives that vested each year (i.e., the value at the time of vesting of RSUs and options in the first quarter of the year after the year in question). Data represents Chair and former CEO Frank Williams in 2019, and current CEO Seth Blackley for 2020 and 2021.

(2)

In 2020, the Company’s stock price recovered, but the use of 3-year performance leveraged stock unit (“LSU”) grants in 2019 and 3-year and 3.5-year performance LSU grants in 2020, greatly impacted the value of our NEOs’ total actual compensation realized as compared to total target compensation.

(3)	In 2021, the Company’s stock price continued to ascend, and 2019 LSUs paid out at 153.61% of target upon vesting on March 2, 2022.

4	Evolent Health, Inc. Proxy Statement 2022

Proxy Statement Highlights

The primary elements of our fiscal year 2021 executive compensation program are base salary, annual bonuses, equity incentive awards and employee benefits. Our Compensation Committee reviews and approves our executive compensation program, and maintains the discretion to adjust awards and amounts paid to our executive officers as it deems appropriate. We believe our named executive officers are compensated in a manner consistent with our strategy, evolving compensation best practices and alignment with stockholders’ interests.

Below is a more detailed summary of evolving best practices that we have implemented with respect to the compensation of our NEOs because we believe they support our compensation philosophy and are in the best interests of our Company and our stockholders.

What We Do	What We Don’t Do

  Strong emphasis on performance-based compensation, with a significant portion of NEO compensation tied to Company performance

  Introduced PSUs that may be earned based on Adjusted EBITDA and stock performance in 2021 to better align our pay with our Company’s sustained financial and operational performance

  Mix of compensation that emphasizes both short-term and long-term incentives

  Aggressive revenue and Adjusted EBITDA and other targets for short-term incentive payments generally, with rigorous individual financial and non-financial performance goals

  Market-aligned change in control and severance agreements for certain executives, with double trigger change in control acceleration provisions

  Benchmarking against a thoughtfully assembled and representative peer group

  Acceleration of equity in connection with a termination of employment conditioned upon a release of claims and compliance with restrictive covenants

  Compensation decisions for NEOs made by an independent compensation committee advised by independent compensation consultant

  Annual compensation program risk assessment

  Annual say-on-pay vote

  At will employment for NEOs

   No incentives that encourage excessive risk-taking

   No guaranteed incentive awards for executives

   No excise or other tax gross ups on change in control payments

   No perquisites for NEOs other than benefits generally available to our other employees

   No hedging, pledging or short sales of Company stock

   No “single-trigger” change in control acceleration of equity awards

   No dividend equivalent rights on unvested restricted stock units or options

   No supermajority voting rights

Evolent Health, Inc. Proxy Statement 2022	5

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board currently consists of ten members and is divided into three staggered classes of directors, as nearly equal in number as possible. The members of Class I and Class III are due to stand for election at the Annual Meeting.

On June 10, 2021, we amended our Second Amended and Restated Certificate of Incorporation to phase out the classified Board so that the Board will be fully declassified at the 2023 annual meeting of stockholders. Our Second Amended and Restated Certificate of Incorporation, as amended, provides that (1) the directors standing for election at the Annual Meeting (which includes directors elected to our Board in 2021 who have been nominated for re-election) will be elected for a one-year term expiring at the 2023 annual meeting of stockholders; and (2) beginning in 2023, and at each annual meeting of stockholders thereafter, all directors will be elected for a one-year term expiring at the next annual meeting of stockholders. Culminating in 2023, our Board will be fully declassified.

The Board currently consists of ten members – three directors in Class I and four directors in Class III, with terms expiring at the Annual Meeting, and three directors in Class II, with terms expiring at the 2023 annual meeting of stockholders. Upon unanimous recommendation by the Nominating and Corporate Governance Committee of the Board, the Board proposes that the following nominees, Seth Blackley, David Farner and Peter Grua, each a current Class I Director, and Craig Barbarosh, Kim Keck, Cheryl Scott and Frank Williams, each a current Class III Director, be elected for new terms as described above and until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxy holders will vote for the substitute nominee designated by the Board. There is no limit on the number of terms a director may serve on our Board.

Pursuant to the stockholders agreement we entered with certain stockholders at the time of our initial public offering, for so long as University of Pittsburgh Medical Center (“UPMC”) owns at least 40% of the shares of common stock held by it upon the completion of our initial public offering, UPMC will be entitled to nominate two directors to serve on our Board. When UPMC owns less than 40% but at least 5% of the shares of common stock held by it upon the completion of our initial public offering, UPMC will be entitled to nominate one director to serve on our Board. UPMC owns more than 40% of the shares of our common stock it held upon the completion of our initial public offering as of the date of this proxy statement. Pursuant to these provisions, UPMC has designated Diane Holder and David Farner.

6	Evolent Health, Inc. Proxy Statement 2022

Proposal 1: Election of Directors

Director/Nominee Skills Matrix

Director/Nominee	Risk Oversight/ Management Experience	Healthcare Industry Experience	Financial Expertise/ Literacy	Executive Experience	Technology Expertise	ESG Expertise	Government/ Regulatory/ Public Policy Expertise
Craig Barbarosh*
Seth Blackley*
M. Bridget Duffy, MD
David Farner*
Peter Grua*
Diane Holder
Kim Keck*
Cheryl Scott*
Tunde Sotunde, MD
Frank Williams*

*	Standing for election at the Annual Meeting

Evolent Health, Inc. Proxy Statement 2022	7

Proposal 1: Election of Directors

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES NAMED ABOVE.

Directors Standing for Election	Election of Class I and Class III Directors

Independent Director

Partner, Katten Muchin Rosenman LLP

Director Since

December 2020

Other Public Boards

Landec Corporation

Nextgen Healthcare, Inc.

Sabra Health Care REIT, Inc.

Evolent Board Committees

•  Compensation, Strategy

Craig Barbarosh, Age 54
Craig Barbarosh has been a partner at the law firm of Katten Muchin Rosenman since 2012. From 1999 until joining Katten, Mr. Barbarosh was a partner at another international law firm. Mr. Barbarosh currently serves as the Chairman of the Board of Directors for the Landec Corporation and has been an independent director there since October 2020. Mr. Barbarosh is also currently the Vice Chairman of the Board of Directors, Chairman of the Compensation Committee and a member of the Nominating and Governance Committee for Nextgen Healthcare, Inc. since 2009. He is also currently the Chair of the Audit Committee and a member of the Compensation Committee for Sabra Health Care REIT, Inc. He previously served as an independent director on the Boards of Directors of Aratana Therapeutics, Inc., BioPharmX, Inc., and Bazaarvoice, Inc. Mr. Barbarosh also served as the independent board observer for Payless Holdings, LLC and as an independent director for Ruby Tuesday, Inc. He holds his J.D. (with honors) from the University of the Pacific, McGeorge School of Law and earned his B.A. in Business Economics from the University of California at Santa Barbara.

Qualifications:

We believe that Mr. Barbarosh is qualified to serve on our Board because of his healthcare industry knowledge and experience as a business leader and public company board member.

Skills:

Independent Director

President and Chief Executive Officer, Blue Cross Blue Shield Association

Director Since

January 2021

Other Public Boards

Oak Street Health, Inc.

Evolent Board Committees

•  Audit, Nominating and Corporate Governance

Kim Keck, Age 58

Kim Keck has served as the President and CEO of Blue Cross Blue Shield Association since January 2021. From June 2016 to December 2020, Ms. Keck previously served as the President and Chief Executive Officer of Blue Cross Blue Shield of Rhode Island. Previously, Ms. Keck held several leadership roles at Aetna from 2001 to 2016, including Senior Vice President from 2010 to 2016. Ms. Keck serves on the Board of Directors of Oak Street Health and the Blue Cross Blue Shield Association. She received a B.A. in Mathematics from Boston College and an MBA in Finance from the University of Connecticut and is a Chartered Financial Analyst.

Qualifications:

We believe that Ms. Keck is qualified to serve on our Board because of her extensive experience in the healthcare industry, particularly within the health insurance payer community.

Skills:

Skills Key
	Risk Oversight	Healthcare	Finance	Executive	Technology	ESG	Govt/Regulatory

8	Evolent Health, Inc. Proxy Statement 2022

Proposal 1: Election of Directors

Independent Director

Main Principal, McClintock Scott Group

Director Since

November 2015

Other Public Boards

Progyny, Inc.

Evolent Board Committees

•  Audit, Compensation, Nominating and Corporate Governance, Strategy

Cheryl Scott, Age 72
Cheryl Scott has served as the Main Principal of the McClintock Scott Group since July 2017. From June 2006 to July 2017, Ms. Scott served as Senior Advisor to the Bill & Melinda Gates Foundation. Before joining the foundation, Ms. Scott served for eight years as President and Chief Executive Officer of Group Health Cooperative. She previously served as that organization’s Executive Vice President and Chief Operating Officer. Ms. Scott currently serves on a variety of private and not-for-profit boards. She serves on the Board of Directors of Progyny, Inc., and was a member of the board of directors of Recreational Equipment Incorporated (REI) from 2005 to 2018. Ms. Scott received her bachelor’s degree in communications and master’s degree in health management from the University of Washington.

Qualifications:

We believe that Ms. Scott is qualified to serve on our Board because of her extensive career in healthcare, leadership and corporate governance, including as the Chief Executive Officer of Group Health Cooperative.

Skills:

Non-Independent Director Chair and Former CEO, Evolent Health, Inc. Director Since August 2011 Other Public Boards None Evolent Board Committees None	Frank Williams, Age 55
Frank Williams, our co-founder, has served as our non-executive Chair since January 2022, served as our Executive Chair from October 2020 until becoming our non-executive Chair, and served as our Chief Executive Officer from August 2011 until becoming Executive Chair. He served as the Chief Executive Officer of The Advisory Board from 2001 to 2008. Mr. Williams was a member of the board of directors of The Advisory Board, a public company, from 2001 to 2015. Prior to joining The Advisory Board, Mr. Williams served as President of MedAmerica OnCall from March 1999 to early 2001, President of Vivra Orthopedics from 1995 to 1999, and as a management consultant for Bain & Co. from June 1988 to June 1990. Mr. Williams holds a Bachelor of Arts degree in Political Economies of Industrial Societies from the University of California, Berkeley, and a Master of Business Administration from Harvard Business School.

Qualifications:

We believe that Mr. Williams is qualified to serve on our Board because of his extensive knowledge and experience in all aspects of our business and his extensive experience in the healthcare and consulting services fields, including as Chief Executive Officer of The Advisory Board.

Skills:

Skills Key
	Risk Oversight	Healthcare	Finance	Executive	Technology	ESG	Govt/Regulatory

Evolent Health, Inc. Proxy Statement 2022	9

Proposal 1: Election of Directors

Non-Independent Director Chief Executive Officer. Evolent Health, Inc. Director Since April 2018 Other Public Boards None Evolent Board Committees None	Seth Blackley, Age 43
Seth Blackley, our co-founder, has served as our Chief Executive Officer since October 2020, and served as our President from August 2011 until his promotion. Prior to co-founding the Company, Mr. Blackley was the Executive Director of Corporate Development and Strategic Planning at The Advisory Board from June 2007 to August 2011. From 2014 to 2016, Mr. Blackley served on the board of directors of Advanced Practice Strategies. Mr. Blackley began his career as an analyst in the Washington, D.C. office of McKinsey & Company. Mr. Blackley holds a Bachelor of Arts degree in business from The University of North Carolina at Chapel Hill, and a Master of Business Administration from Harvard Business School.

Qualifications:

We believe that Mr. Blackley is qualified to serve on our Board because of his extensive experience in finance, strategy and operations, especially in the field of healthcare, and his extensive knowledge in all aspects of our business.

Skills:

Non-Independent Director EVP and Chief Strategic and Transformation Officer, UPMC Director Since September 2014 Other Public Boards None Evolent Board Committees None	David Farner, Age 58

David Farner has been with UPMC for more than 30 years, holding various senior leadership positions for the last 25 years, including interim Chief Financial Officer. Since 2010, Mr. Farner has served as Executive Vice President and Chief Strategic and Transformation Officer of UPMC. Prior to UPMC, Mr. Farner worked as an auditor at Arthur Anderson & Company. Mr. Farner holds a Bachelor of Science in computer information systems from Westminster College.

Qualifications:

We believe that Mr. Farner is qualified to serve on our Board because of his extensive career in healthcare and finance, including various roles at UPMC, a large integrated health delivery systems.

Skills:

Skills Key
	Risk Oversight	Healthcare	Finance	Executive	Technology	ESG	Govt/Regulatory

10	Evolent Health, Inc. Proxy Statement 2022

Proposal 1: Election of Directors

Independent Director Managing Partner, HLM Venture Partners Director Since January 2020 Other Public Boards None Evolent Board Committees • Compensation, Strategy	Peter Grua, Age 67
	Peter Grua is currently a Managing Partner at HLM Venture Partners (“HLM”), a venture capital investment firm, where his investment activities focus on health services, medical technologies and health care information technologies. Prior to joining HLM, Mr. Grua was a Managing Director at Alex Brown & Sons, an investment banking firm, where he directed research in health care services and managed care. Mr. Grua was previously a director at The Advisory Board Company and Welltower Inc. (formerly Health Care REIT, Inc.), and currently serves as a director at numerous companies including Innovacare Health, Inc., MeQuilibrium, Oceans Healthcare LLC, Ampersand Health, LLC, OnShift, Inc. and Linkwell Health, Inc. Mr. Grua holds a bachelor’s degree from Bowdoin College and a master’s degree in business administration from the Columbia University Graduate School of Business.	Qualifications: We believe Mr. Grua is qualified to serve on our Board because of his extensive industry experience, including as an investment professional. Skills:

Skills Key
	Risk Oversight	Healthcare	Finance	Executive	Technology	ESG	Govt/Regulatory

Evolent Health, Inc. Proxy Statement 2022	11

Proposal 1: Election of Directors

Other Directors Not Standing for Election at this Annual Meeting

Directors who will continue to serve after the Annual Meeting are:

Class II Directors with Terms Expiring at the 2023 Annual Meeting

Independent Director

Chief Medical Officer,

Vocera, now part of Stryker

Director Since

September 2017

Other Public Boards

None

Evolent Board Committees

•  Compliance and Regulatory Affairs, Nominating and Corporate Governance

M. Bridget Duffy, MD, Age 63

M. Bridget Duffy, MD has served as the Chief Medical Officer at Vocera, now part of Stryker since January 2013. Prior to her appointment at Vocera, Dr. Duffy co-founded and served as Chief Executive Officer of ExperiaHealth from November 2010 to December 2012. Dr. Duffy also served as the Chief Experience Officer at the Cleveland Clinic. Dr. Duffy holds a Bachelor of Science degree from the University of Minnesota and received her doctorate in medicine from the University of Minnesota. She completed her residency in internal medicine at Abbott Northwestern Hospital in Minneapolis, Minnesota.

Qualifications: We believe Dr. Duffy is qualified to serve on our Board because of her extensive experience in healthcare, including as Chief Medical Officer of Vocera. Skills:

Non-Independent Director EVP, UPMC Director Since August 2011 Other Public Boards None Evolent Board Committees • Compliance and Regulatory Affairs, Strategy	Diane Holder, Age 72
Diane Holder has been an Executive Vice President of UPMC since 2007, President of the UPMC Insurance Services Division and President and CEO of UPMC Health Plan since 2004. Ms. Holder holds a Bachelor of Arts in psychology from the University of Michigan and a Master of Science in social work from Columbia University.

Qualifications:

We believe that Ms. Holder is qualified to serve on our Board because of her extensive career in healthcare, including as CEO of UPMC Health Plan, part of UPMC, a large integrated health delivery systems.

Skills:

Skills Key
	Risk Oversight	Healthcare	Finance	Executive	Technology	ESG	Govt/Regulatory

12	Evolent Health, Inc. Proxy Statement 2022

Proposal 1: Election of Directors

Independent Director

President and Chief Executive Officer, Blue Cross Blue Shield of North Carolina

Director Since

October 2021

Other Public Boards

None

Evolent Board Committees

•  Audit, Compliance and Regulatory Affairs

Tunde Sotunde, MD, Age 56
Tunde Sotunde, MD has served on our Board since October 2021. Since June 2020, Dr. Sotunde has served as the President and Chief Executive Officer of Blue Cross Blue Shield of North Carolina. Dr. Sotunde has held leadership roles as a physician, educator and health plan executive, building an accomplished record of implementing innovative health care delivery models and improving quality of care. Prior to joining Blue Cross Blue Shield of North Carolina, from 2013 to 2020 he served in various roles at Anthem, including as the president overseeing Anthem’s Medicaid and related state government business across 23 states and the District of Columbia from 2018 to 2020. A pediatrician, he has served in chief medical officer and other leadership roles in payer and provider organizations at key divisions of Cigna, UnitedHealthcare and The Little Clinic (acquired by The Kroger Co. in 2010). Dr. Sotunde is a graduate of University of Ibadan College of Medicine in Nigeria and Howard University’s Hospital Residency Program in Pediatrics. He completed his Executive MBA at the University of Memphis and completed a Health Care Management Executive course at the Wharton School of Business.

Qualifications:

We believe that Dr. Sotunde is qualified to serve on our Board because of his extensive career in healthcare, including as President and CEO of Blue Cross Blue Shield of North Carolina.

Skills:

Skills Key
	Risk Oversight	Healthcare	Finance	Executive	Technology	ESG	Govt/Regulatory

Evolent Health, Inc. Proxy Statement 2022	13

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the accounting firm of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm to audit the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2021 and its internal control over financial reporting as of December 31, 2021.

Stockholder ratification of the appointment of Deloitte is not required by law, the New York Stock Exchange (“NYSE”) or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of Deloitte to the stockholders for ratification at the Annual Meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of Deloitte, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. Deloitte is considered by our management to be well-qualified. Deloitte has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

A representative of Deloitte will be present at the Annual Meeting, will be given the opportunity to make a statement at the Annual Meeting if he or she so desires and will be available to respond to appropriate questions.

A majority of all of the votes cast at the Annual Meeting at which a quorum is present in person (by virtual attendance) or represented by proxy is required for the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022. We will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions will have no effect on this proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this proposal.

Fee Disclosure

The following is a summary of the fees billed to us by Deloitte for professional services rendered for the fiscal years ended December 31, 2021 and 2020.

	2021	2020
Audit Fees	$1,804,750	$2,738,600
Audit-Related Fees	446,742	—
Tax Fees	372,177	1,030,830
All Other Fees	—	—
Total	$2,623,669	$3,769,430

Audit Fees

“Audit Fees” include fees associated with professional services rendered for the audit of the financial statements and services that are normally provided by Deloitte in connection with statutory and regulatory filings or engagements. For example, audit fees include fees for professional services rendered in connection with quarterly and annual reports, the issuance of consents by Deloitte to be named in our registration statements and to the use of their audit report in the registration statements and the issuance of an attestation of management’s report on internal controls over financial reporting.

14	Evolent Health, Inc. Proxy Statement 2022

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Audit-Related Fees

“Audit-Related Fees” refers to fees for assurance services in connection with our securities offerings, as well as related services associated with transactions and proposed transactions (including acquisitions and securities offerings) and permissible internal control services for the SOC 2 reports and management assertion.

Tax Fees

“Tax Fees” refers to fees and related expenses for professional services for tax compliance, tax advice and tax planning.

All Other Fees

“All Other Fees” refers to fees and related expenses for products and services other than services described above, including fees to the independent registered public accounting firm or its affiliates for annual subscriptions to online accounting and tax research software applications and data.

Our Audit Committee considered whether the provision by Deloitte of any services that would be required to be described under “All Other Fees” would have been compatible with maintaining Deloitte’s independence from both management and the Company.

Pre-Approval Policies and Procedures of our Audit Committee

Consistent with SEC policies regarding auditor independence and the Audit Committee’s charter, the Audit Committee is directly responsible for the appointment, compensation, retention, removal and oversight of the independent registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Our Audit Committee must pre-approve all audit, non-audit and any other services to be provided by the independent registered public accounting firm. All of the fees billed by Deloitte for the professional services rendered for us for the fiscal years ended December  31, 2021 and 2020, were pre-approved by our Audit Committee.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Evolent Health, Inc. Proxy Statement 2022	15

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), that might incorporate this proxy statement or future filing with the SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements, expressing an opinion as to their conformity with accounting principles generally accepted in the United States and auditing management’s assessment of the effectiveness of internal control over financial reporting.

The undersigned members of the Audit Committee of the Board of Directors of Evolent Health, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2021 as follows:

1.

the Audit Committee has reviewed and discussed with management the audited financial statements and internal control over financial reporting of Evolent Health, Inc. for the fiscal year ended December 31, 2021;

2.

the Audit Committee has discussed with representatives of Deloitte the matters required to be discussed with them pursuant to Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board; and

3.

the Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements of Evolent Health, Inc. be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.

Submitted by the Audit Committee

Kim Keck (Chair)

Cheryl Scott

Tunde Sotunde, MD

16	Evolent Health, Inc. Proxy Statement 2022

CORPORATE GOVERNANCE AND BOARD STRUCTURE

Corporate Governance Highlights

The Board continues to evaluate the Company’s corporate governance policies and practices to ensure that the right mix of directors are represented in our boardroom to best serve our stockholders by ensuring effective oversight of our strategy and management.

Board Composition	Board Performance

• Formal policy to ensure that Evolent considers diverse candidates for Board and CEO succession

• Independent Board Chair following Annual Meeting

• All NYSE-required Board committees consist solely of independent members

• Independent committee chairs

• Executive sessions of independent directors at each meeting

• Board and committees may engage outside advisers independently of management

• Oversight of key human capital issues, including diversity and inclusion and executive succession planning

• Annual Board, committee and director evaluations

• Commitment to continuing director education

• Oversight of key risk areas and certain aspects of risk management efforts

Policies, Programs and Guidelines	Stockholder Rights

• Robust stock ownership guidelines for executives and directors

• Compensation clawback policy

• Comprehensive Code of Conduct and Business Ethics

• Prohibition on hedging and pledging for any officers or directors

• Board to be fully declassified at 2023 annual meeting

• No supermajority vote requirements

• Market standard proxy access by-law

• Directors elected by majority voting except in contested elections

• No stockholder rights plan or “poison pill”

We are committed to operating our business under strong and accountable corporate governance practices. Our committee charters, code of business conduct and ethics and corporate governance guidelines are available on our website at www.evolenthealth.com. Any stockholder also may request them in print, without charge, by contacting our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203.

Evolent Health, Inc. Proxy Statement 2022	17

Corporate Governance and Board Structure

Stockholder Engagement

Our Board recognizes the importance of regular, two-way dialogue with our investors. Feedback from Evolent’s stockholders is integral to the Board’s decision-making process and accordingly, in 2021, we contacted stockholders representing approximately 71% of Evolent’s outstanding shares to conduct governance-related engagement. We met with stockholders representing approximately 29% of outstanding shares, and Board members also participated in select engagements, which allows for a direct line of communication with our Board.

During these discussions, our Board and management team gained valuable input from our investors on matters including Evolent’s corporate governance practices, executive compensation program, progress on diversity and inclusion and approach to ESG. Feedback from our investors was shared with our full Board and directly informed incremental Board refreshment over the past year, including the addition of Tunde Sotunde, MD as our newest Board member. Other key governance enhancements informed by investor feedback in recent years include:

Robust stock ownership guidelines for our executive officers and directors

Formal policies to ensure that Evolent considers diverse candidates when conducting Board and CEO succession planning

Removal of remaining supermajority vote requirements for charter and by-law amendments

Accelerated declassification of the Board

Market-standard proxy access by-law

Progress on workforce diversity and inclusion goals, including formalization of a Head of Diversity and Inclusion who focuses on Diversity, Inclusion and Corporate Responsibility

Independent Board Chair following Annual Meeting

Governance-related outreach is incremental to, and often interlaced with, Evolent’s normal-course Investor Relations program in which stockholders typically comprising a large majority of our shares are engaged during road shows and conferences. We value each of the conversations we have with our investors, and recognize the specific value of our discussions centered on corporate governance, especially as we continue to enhance our governance practices. We look forward to facilitating ongoing dialogue with our investors in 2022 and beyond.

Board Leadership Structure

As part of our ongoing commitment to strong and accountable corporate governance practices, the Nominating and Corporate Governance Committee regularly reviews the leadership structure of the Board, taking into account the Company and its needs, market practices, board skills and experiences, investor feedback and corporate governance perspectives, among other things. The Board believes it is in the best interests of the Company and its stockholders for the Board to have flexibility in determining the Board leadership structure of the Company based on these factors.

In August 2020, as part of the Company’s CEO succession planning process, the Board created a new leadership structure with a new Executive Chair, a continuing strong Lead Independent Director, a new separate Chief Executive Officer and continuing strong independent committee chairs. After careful consideration, the Board determined at that time that having separate CEO and Chair roles, with Mr. Blackley serving as CEO and Mr. Williams serving as Executive Chair, would be in the best interests of the Company and its stockholders. Effective January 2022, Mr. Williams transitioned into the role of non-executive Chair, and as part of the Board’s long-term, deliberate approach to leadership succession planning, our current Lead Independent Director, Cheryl Scott, will be assuming the role of independent Board Chair immediately following the Annual Meeting.

The Board believes that having a strong independent Chair and independent committee chairs provides an effective balance between strong company leadership and independent oversight. The Board is committed to continuously evaluating this structure to ensure that it promotes effective governance.

18	Evolent Health, Inc. Proxy Statement 2022

Corporate Governance and Board Structure

Board of Directors Meetings and Committees

The Board met ten times during 2021. Each incumbent member of the Board attended 75% or more of the meetings of the Board and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. We do not have a policy on director attendance at our Annual Meeting. Mr. Williams, Mr. Blackley and Ms. Scott attended our 2021 annual meeting of stockholders.

Committees of our Board include the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Compliance and Regulatory Affairs Committee and the Strategy Committee. The principal functions of each of these committees are briefly described below. The Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are fully independent under the applicable NYSE listing standards and rules of the SEC. The current charters for each of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Compliance and Regulatory Affairs Committee are available on our website at www.evolenthealth.com.

Director	Audit	Compensation	Nominating and Corporate Governance	Compliance and Regulatory Affairs	Strategy
Craig Barbarosh		X			X*(1)
Seth Blackley
M. Bridget Duffy, MD			X*	X
David Farner
Peter Grua		X*			X*(1)
Diane Holder				X*	X
Kim Keck	X*		X
Cheryl Scott†	X	X	X		X
Tunde Sotunde, MD	X			X
Frank Williams
Number of 2021 Meetings	4	5	5	4	5

x = Current Committee Member

* = Chair

† = Lead Independent Director

(1)	Messrs. Barbarosh and Grua serve as Co-Chairs of the Strategy Committee

Evolent Health, Inc. Proxy Statement 2022	19

Corporate Governance and Board Structure

Audit Committee

Members:

Kim Keck (Chair)

Cheryl Scott

Tunde Sotunde, MD

Meetings in 2021: Four

The Board has determined that Kim Keck qualifies as an “audit committee financial expert”, as such term is defined in the rules of the SEC, and that Kim Keck, Cheryl Scott and Tunde Sotunde, MD meet the standards of independence required by SEC rules and NYSE listing standards applicable to members of audit committees; the Company’s Audit Committee is fully independent.

The Audit Committee responsibilities:

• Oversees the quality and integrity of our financial statements and accounting practices;

• Selects and appoints an independent registered public accounting firm, such appointment to be ratified by stockholders at our Annual Meeting;

• Pre-approves all services to be provided to us by our independent registered public accounting firm;

• Reviews and evaluates the qualification, performance, fees and independence of our registered public accounting firm;

• Reviews with our independent registered public accounting firm and our management the plan and scope of the accounting firm’s proposed annual financial audit and quarterly review, including the procedures to be utilized;

• Reviews with our independent registered public accounting firm and our management the accounting firm’s significant findings and recommendations upon the completion of the annual financial audit and quarterly reviews;

• Oversees our internal audit function;

• Reviews our annual and interim financial statements, the report of our independent registered public accounting firm on our annual financial statements, Management’s Report on Internal Control over Financial Reporting and the disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations in our periodic reports and other filings with the SEC;

• Meets with our independent registered public accounting firm and our management regarding our internal controls, critical accounting policies and practices and other matters;

• Discusses earnings releases and reports to rating agencies with our management;

• Assists our Board in the oversight of our financial structure, financial condition and capital strategy;

• Administers our policy governing related party transactions; and

• Oversees our compliance program, response to regulatory actions involving financial, accounting and internal control matters, internal controls and risk assessment policies.

20	Evolent Health, Inc. Proxy Statement 2022

Corporate Governance and Board Structure

Compensation Committee

Members:

Peter Grua (Chair)

Craig Barbarosh

Cheryl Scott

Meetings in 2021: Five

The Board has determined that all members of the Compensation Committee meet the standards of independence required by SEC rules and NYSE listing standards applicable to service on compensation committees; the Company’s Compensation Committee is fully independent.

The Compensation Committee responsibilities:

• Sets and reviews our general policy regarding executive compensation;

• Determines the compensation (including salary, bonus, equity-based grants and any other long-term cash compensation) of our chief executive officer and our other executive officers;

• Oversees our disclosure regarding executive compensation;

• Administers our executive bonus and equity-based incentive plans;

• Reviews and makes recommendations to our Board with respect to non-employee director compensation; and

• Assesses the independence of compensation consultants, legal counsel and other advisors to the Compensation Committee and hires, approves the fees and oversees the work of, and terminates the services of such advisors.

Except as prohibited by law, applicable regulations of the NYSE, our charter or our third amended and restated by-laws, the compensation committee may delegate its responsibilities to subcommittees or individuals.

Compensation Consultant

As a good governance practice, in 2021 the Compensation Committee conducted a process to review our compensation consultant. The Compensation Committee reviewed proposals and interviewed potential candidates. The Compensation Committee made the decision to retain Exequity LLP (“Exequity”) as the advising compensation consultant to the Compensation Committee.

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable. In accordance with this authority, the Compensation Committee has directly engaged Exequity as its independent compensation consultant to provide it with objective and expert analyses, advice and information with respect to executive compensation. All executive compensation services provided by Exequity were directed or approved by the Compensation Committee and Exequity reports directly to the Compensation Committee on this assignment. Exequity attended a portion of each of the Compensation Committee meetings during 2021. The Compensation Committee has concluded that no conflict of interest exists with Exequity with respect to the services it provided to the Compensation Committee during 2021. Exequity did not provide any services to the Company or its management other than services to the Compensation Committee and we do not currently expect Exequity to provide other services to the Company while serving as the Compensation Committee’s consultant.

In addition to Exequity, members of our human resources, legal and finance departments support the Compensation Committee in its work management by providing data, analysis and recommendations regarding the Company’s executive and director compensation practices and policies and individual pay recommendations.

Evolent Health, Inc. Proxy Statement 2022	21

Corporate Governance and Board Structure

Compensation Committee Interlocks and Insider Participation

Craig Barbarosh, Michael D’Amato, Peter Grua and Cheryl Scott served on our Compensation Committee during 2021. None of the members of our Compensation Committee has at any time been an officer or employee of the Company. During 2021, none of our executive officers served as a member of the board of directors or a compensation committee of any entity for which a member of our Board or Compensation Committee served as an executive officer.

Nominating and Corporate Governance Committee

Members:

M. Bridget Duffy, MD (Chair)

Kim Keck

Cheryl Scott

Meetings in 2021: Five

The Board has determined that M. Bridget Duffy, MD, Kim Keck and Cheryl Scott meet the standards of independence required by SEC rules and NYSE listing standards; the Company’s Nominating and Corporate Governance Committee is fully independent.

The Nominating and Corporate Governance Committee responsibilities:

• Oversees our corporate governance practices;

• Reviews our charter, by-laws, committee charters, code of ethics and corporate governance guidelines, and provides recommendations to the Board regarding possible changes;

• Evaluates the composition, size, leadership structure and governance of our Board and its committees and makes recommendations regarding the appointment of directors to our committees;

• Considers stockholder nominees for election to our Board;

• Evaluates and recommends candidates for election to our Board;

• Oversees the CEO and management succession planning process;

• Reviews the Company’s human resources policies and programs;

• Leads the self-evaluation process of our Board and oversees the Board succession planning process;

• Oversees the Company’s stockholder engagement program; and

• Oversees and monitors general governance matters, including communications with stockholders and regulatory developments relating to corporate governance.

Compliance and Regulatory Affairs Committee

Members: Diane Holder (Chair) M. Bridget Duffy, MD Tunde Sotunde, MD Meetings in 2021: Four

The Compliance and Regulatory Affairs Committee responsibilities:

• Assists our Board in carrying out its responsibilities relating to regulatory compliance and ethics;

• Oversees our compliance program;

• Reviews and recommends for approval our code of business conduct and ethics and other risk oversight documentation;

• Oversees our response to regulatory actions, and data privacy and cybersecurity issues; and

• Reviews corrective measures for issues reported by our partners, our employees and our vendors.

Strategy Committee

Members: Peter Grua (Co-Chair) Craig Barbarosh (Co-Chair) Diane Holder Cheryl Scott Meetings in 2021: Five	The Strategy Committee was formed in January 2021 and makes recommendations to the Board with respect to value creation initiatives, including through improvements to the Company’s operations, financial performance, M&A divestitures and overall business strategy and direction.

22	Evolent Health, Inc. Proxy Statement 2022

Corporate Governance and Board Structure

Code of Business Conduct and Ethics

Our Board has adopted a code of business conduct and ethics that applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer and principal accounting officer. Any waiver of the code for directors or executive officers and any amendment of the code may be made only by our Board. We intend to make disclosures of such waivers or amendments required by SEC rules and NYSE listing standards, if any, through publication on our website, www.evolenthealth.com.

Corporate Governance Guidelines

Our Board has adopted corporate governance guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas, including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, Board agenda, roles of the Chair of the Board, Chief Executive Officer and Lead Independent Director, meetings of independent directors, committee composition, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. In 2020, we amended our corporate governance guidelines to, among other important governance enhancements, adopt formal policies to ensure that Evolent considers diverse candidates when conducting Board and CEO succession planning.

Executive Sessions of Non-Management Directors

Our corporate governance guidelines provide that the independent directors serving on the Board should hold an executive session during each Board meeting. The executive sessions are chaired by our Chair (if independent) or our Lead Independent Director and facilitate candid discussion of the independent directors’ viewpoints regarding the performance of management and the Company.

Evolent Health, Inc. Proxy Statement 2022	23

Corporate Governance and Board Structure

Corporate and Social Responsibility

We are committed to corporate and social responsibility, and work collaboratively with our stakeholders to promote environmental sustainability, data and privacy security and social responsibility in our business practices. Our Board oversees our corporate and social responsibility programs, and is committed to supporting our efforts to operate as a good corporate citizen. We recently formed a sustainability business resource group to harness the input from employees for future evolution of our efforts.

Pandemic Response

Our mission-driven, service-oriented culture continue to help us navigate the challenges of the COVID-19 pandemic. From the beginning of the pandemic, we were committed to the health and safety of our employees and their families. We implemented 100% work from home across our employee population, instituted work from home office set-up support, created additional mental health offerings and launched a number of holistic wellness initiatives. In 2021, we launched an employee crisis fund to support employees impacted by COVID and/or other personal situations. In addition, we planned to reopen some of our offices but continued support of employees through a voluntary hybrid office model.

Taking Care of Our People

Attention to the wellbeing of our employees is not a new phenomenon for us. We aim to attract and retain the highest caliber of health care talent and strive to cultivate a culture where employees are valued, celebrated and connected to our important mission. Part of that culture is structuring our compensation to annually incent and reward exceptional performance at all levels in the organization. As the business overachieved our financial performance, the Company was able to reward employees with special one-time bonuses and overfunding our annual bonus plan. Ensuring that our employees are compensated fairly and have the appropriate incentives in place to meet and exceed their potential is an integral part of our approach to human capital management.

We also believe that the continued development of our talent is important in continuing to maintain growth as a company as well as the growth of our individual talent. Training programs are available to all employees through our company portal that is managed by our learning and development team and includes a portal where employees can find on-demand learning opportunities in addition to live training sessions. In addition, we hosted an annual training day for all leaders and employees across the organization to engage in personal and professional development.

Diversity, Equity and Inclusion

We believe that Evolent is a stronger company with diverse employees and encourage hiring and retention practices that focus on top performing talent regardless of gender, national origin, ethnicity or other protected class. As part of our focus, we invested in a Head of Diversity, Equity and Inclusion to focus the organization on people, programs, and partnerships that support our evolving organization. In addition, we have organized additional training for leadership in diversity, equity and inclusion throughout the organization and in 2021, hosted our inaugural Day of Understanding to promote allyship and grew to 12 business resource groups (BRGs). We also, launched an internal leadership program that focuses on minority leaders across the organization.

We are proud of our progress in cultivating a diverse and supportive workplace. In 2021, representation of female and minority leaders in the company increased by two points each, at managing director and above levels. As of December 31, 2021:

50% of Evolent’s managing directors and above levels were women	29% of Evolent’s managing directors and above levels were minorities and we will continue to push for both inclusion and transparency. Evolent received a 100% score on the Human Rights Campaign’s Corporate Equality Index, which rates employers on their support and inclusion of LGBTQ+ employees. We also were named to the Parity.org Best Companies for Women to Advance List 2021 for creating a fair and equitable work environment for women.

Community Engagement

Evolent has fostered a mission-driven, service-oriented culture through embracing opportunities for our employees to give back to the community in which they live and work. Our formal program, Evolent Cares, promotes social improvement engagements to help the communities where employees live and work reach their fullest potential. By using time, talents, and finances, we are able to have a multiplier and positive effect on our mission to change the way health care is delivered. Despite the COVID-19 pandemic, in 2021, Evolent employees logged approximately 13,000 hours of community service, raised over $15,000 to support local causes connected to our mission and donated to over 30 local charities during our Season of Giving program.

24	Evolent Health, Inc. Proxy Statement 2022

Corporate Governance and Board Structure

Board’s Role in Risk Oversight

Our Board plays an active role in overseeing management of our risks. The committees of our Board assist our full Board in risk oversight by addressing specific matters within the purview of each committee.

Our Audit Committee focuses on financial compliance (i.e., accounting and financial reporting), as well as internal controls and any audit steps taken in light of material control deficiencies. Our Audit Committee discusses our major financial and other risk exposures and the steps that management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

Our Compensation Committee focuses primarily on risks relating to executive compensation plans and policies.

Our Nominating and Corporate Governance Committee focuses on reputational and corporate governance risks relating to our company including the independence of our Board.

Our Compliance and Regulatory Affairs Committee focuses on our regulatory compliance and corporate ethics, as well as risks with respect of cybersecurity and privacy.

While each of these committees is responsible for evaluating certain risks and overseeing the management of such risks, our full Board remains regularly informed regarding such risks through committee reports and otherwise. In addition, our Board and these committees receive regular reports from our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, General Counsel and other members of senior management regarding areas of significant risk to us, including operational, strategic, legal and regulatory, financial and reputational risks. We believe the leadership structure of our Board supports and promotes effective risk management and oversight.

In response to the COVID-19 pandemic, the Company formed an Emergency Preparedness Team, led by the General Counsel and Chief Compliance Officer that focuses on maintaining our workforce in a manner that does not disrupt service delivery or operations. This team also assesses financial and operational impacts of the pandemic on the Company. These findings are reported on a quarterly basis to the Compliance & Regulatory Affairs Committee and the full Board.

Director Independence

Our corporate governance guidelines provide that our Board shall consist of such number of directors who are independent as is required and determined in accordance with applicable laws and regulations and requirements of the NYSE and SEC rules. The Board has determined affirmatively, based upon its review of all relevant facts and circumstances and after considering all applicable relationships of which the Board had knowledge, between or among the directors and the Company or our management (some of such relationships are described in the section of this proxy statement entitled “Certain Relationships and Related Party Transactions”), that each of the following directors and director nominees has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE and SEC rules: Craig Barbarosh, M. Bridget Duffy, MD, Peter Grua, Kim Keck, Cheryl Scott and Tunde Sotunde, MD. In determining the independence of Tunde Sotunde, MD, who is the President and Chief Executive Officer of Blue Cross Blue Shield of North Carolina, one of our customers, our Board considered the relationship arising through the ordinary course of business between us and Blue Cross Blue Shield of North Carolina, but did not view the relationship as materially impacting its independence determination.

Communications with the Board

Stockholders and other interested parties who wish to communicate with our Board, our Lead Independent Director Cheryl Scott, our independent or non-management directors as a group, any of the committees or any of the individual non-employee directors may do so by sending a letter to the intended recipient, in the care of our Secretary, at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203. Such correspondence will be relayed to the appropriate director or directors as appropriate.

Evolent Health, Inc. Proxy Statement 2022	25

Corporate Governance and Board Structure

Stockholders may communicate with Mr. Williams and Mr. Blackley, the Board’s employee-directors, by sending a letter addressed to the intended recipient at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203.

Identification of Director Candidates

On an annual basis, our Board conducts a formal board self-evaluation led by our Nominating and Corporate Governance Committee to determine targeted focus areas. Our Board continually assesses and evaluates its composition, taking into account, among other things, the experience, skills, background and diversity of its members. The Nominating and Corporate Governance Committee evaluates director candidates in accordance with the director membership criteria described in our corporate governance guidelines and our policy statement regarding director nominations. In addition, we are committed to including in any pool of director candidates for consideration highly qualified candidates who would bring gender, racial, and/or ethnic diversity to the Board if chosen. In addition to satisfying relevant independence standards and the requirements of Section 8 of the Clayton Act, the following are the minimum qualifications that candidates for the Board must possess:

•	Minimum of 21 years of age at the time they commence their term and will not be eligible for nomination or re-nomination to the Board if they are older than age 75;

•	Demonstrated reputation for integrity, judgment, acumen and high professional and personal ethics;

•	Financial literacy and significant experience at the policy-making level in business, government or the non-profit sector;

•	Time and ability to make a constructive contribution to the Board, and a clear commitment to fulfilling fiduciary duties and serving the interests of all the Company’s stockholders; and

•

An expectation of regularly attending meetings, staying informed about the Company and its businesses, participating in the discussions of the Board and its committees, complying with applicable Company policies, and taking an interest in the Company’s businesses and providing advice and counsel to the Chair and Chief Executive Officer.

The Nominating and Corporate Governance Committee reviews a candidate’s qualifications to serve as a member of our Board based on the skills and characteristics of the individual as well as the overall composition of our Board in light of the Company’s current and expected structure and business needs, regulatory requirements, the diversity of viewpoints represented on the Board and committee membership requirements. The Nominating and Corporate Governance Committee evaluates a candidate’s professional skills and background, experience at the policy-making level in the business, government or non-profit sectors or as a director of a widely-held public corporation, financial literacy, age, independence and past performance (in the case of incumbent candidates), along with qualities expected of all directors, including integrity, judgment, acumen, high professional and personal ethics, familiarity with our business and the time and ability to make a constructive contribution to our Board. The Nominating and Corporate Governance Committee believes it would be desirable for new candidates to contribute to the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee considers and reviews all candidates in the same manner regardless of the source of the recommendation. Our third amended and restated by-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures, which are discussed under the heading “Other matters-Stockholder Proposals” in this proxy statement.

Corporate Governance Policies Related to Compensation and Equity

Please refer to the “Compensation Discussion and Analysis-Corporate Governance Policies” section of this proxy statement for discussion of our policies with respect to prohibiting derivative trading, hedging and pledging, clawback of compensation, stock ownership guidelines and the tax deductibility of compensation.

26	Evolent Health, Inc. Proxy Statement 2022

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (“CD&A”) focuses on the Company’s 2021 compensation programs, actions and outputs relative to the Company’s 2021 performance. These compensation decisions reflect the Compensation Committee’s application of the Company’s compensation philosophy, plan objectives and performance standards against financial and individual executive performance through the end of 2021. The Company experienced strong positivity to the stock price through 2021, due in part to Company performance as well as continued and global concerns about the COVID-19 pandemic. As described further in this CD&A, the Company’s executive compensation programs strongly align realized compensation outcomes with the Company’s stock price performance. In 2021, the Company introduced a new performance stock unit program to better align long-term compensation with cumulative Adjusted EBITDA and absolute total shareholder return goals over a three-year period. For 2022, the Company continued with a slightly refined approach to a performance stock unit program to continue to align long-term compensation with the performance metrics of cumulative Adjusted EBITDA, absolute total shareholder return and revenue growth over a three-year period.

Named Executive Officers (“NEOs”)

This CD&A describes the compensation of our NEOs named in the Summary Compensation Table for 2021:

Seth Blackley

Chief Executive Officer

John Johnson

Chief Financial Officer

Steve Tutewohl

Chief Operating Officer

Jonathan Weinberg

General Counsel

Aammaad Shams

Corporate Controller

2021 Highlights

Below are highlights of our performance in 2021, including revenue and Adjusted EBITDA, which were the financial performance metrics used for the Company’s 2021 Annual Executive Bonus Plan (the “2021 Bonus Plan”):

Revenue	Lives on Platform[1]	Adjusted EBITDA[2]
$908 million	20.0 million lives on platform composed of 1.6 million EHS lives and 18.4 million Clinical Solutions lives	$66.3 million

2021 Quarterly Adjusted EBITDA[2]
Q1	Q2	Q3	Q4
$14.9 million	$13.3 million	$13.8 million	$24.3 million

(1)	As of December 31, 2021.

(2)

Non-GAAP measure, see Appendix A for definition and reconciliation to net loss attributable to common shareholders of Evolent Health, Inc. Net loss attributable to common shareholders of Evolent Health, Inc. was $(37.6) million for the year ended December 31, 2021 and $(9.8) million, $(9.1) million, $(13.1) million and $(5.6) million for the three months ended March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021, respectively.

Evolent Health, Inc. Proxy Statement 2022	27

Compensation Discussion and Analysis

Strategy Overview

Evolent was founded in 2011 with a mission to change the health of the nation by changing the way health care is delivered, and that mission remains the same today in 2022.

Evolent provides services to risk-bearing entities, including healthcare payers (i.e., insurance companies and managed care organizations) and risk-bearing provider organizations. Evolent works with these clients to promote and facilitate clinical quality and administrative efficiency intended to bring net savings to the estimated $1 trillion in unnecessary overhead and redundant or unnecessary care that occurs each year.

We focus on this opportunity through a business focus on both clinical care solutions and administrative services. In Clinical Solutions, we focus on specialty care management, specifically within the large opportunities within oncology, and cardiology in addition to end-of-life solutions for health plans. We also focus on primary care, partnering with independent physicians to manage financial risk of patient populations on behalf of health plan clients.

Within Evolent Health Services, we provide a technology-enabled platform of full back-office turnkey services to health plans, as well as targeted solutions for risk adjustments for quality and care management.

Our differentiators include a long tenure of focus on value-based care, a large, diversified client roster of 44 operating partners across the United States, deep subject matter expertise and deep clinical knowledge and an outstanding reputation in our specialty areas of focus and an asset-light business model that is profitable, fast growing and characterized by minimal market penetration at the present time.

Year in Review

As of December 31, 2021, our 1-year TSR performance was 72.61%, reflective of our strong results in 2021. For the full year 2021, Evolent reported total revenue growth of approximately 36.7% (excluding revenue for divested assets)1 significantly ahead of our original outlook for the year. We exceeded our initial outlook for revenue and other key financial metrics because of strong organic growth, as we expanded new client relationships and the average value of those relationships, as well as enjoyed natural growth within our prior year of business as we added new lives and lines of business that had a positive impact on our pricing mix. In addition, newer service offerings (such as Evolent Care Partners) experienced significant growth as we recognized revenue earned through Medicare Shared Savings programs executed in 2020.

While the COVID-19 pandemic retreated then surged again during 2021, Evolent’s core focus on enabling value-based care programs, on behalf of our clients, helped healthcare organizations achieve some stability during a time of significant challenge, as fee for service business models were often significantly challenged during the two-year pandemic.

In addition to strong growth in revenue and various metrics for profitability, Evolent continued to demonstrate the considerable positive and relatively consistent cash flow characteristics of its portfolio. Cash on the balance sheet, net of regulated cash associated with the wind-down of our divested health plan assets, totaled $215.6 million2, an increase of $24.7 million compared to the third quarter of 2021. The cash flow generative capabilities of Evolent have allowed the Company to fund continued investments in people, technology and solutions. In addition, the Company had the flexibility and resources to deploy

28	Evolent Health, Inc. Proxy Statement 2022

(1)

Non-GAAP measure, see Appendix A for definition and reconciliation to total revenue. GAAP total revenue for the year ended December 31, 2021 and 2020 was $908.0 million and $924.6 million, respectively

(2)

Non-GAAP measure, see Appendix A for definition and reconciliation to cash and cash equivalents and investments of Evolent Health, Inc. GAAP cash and cash equivalents and investments as of December 31, 2021 and September 30, 2021 was $266.4 million and $252.6 million, respectively.

Compensation Discussion and Analysis

growth capital to expand its portfolio through selective acquisitions. For example, on October 1, 2021, we completed the acquisition of Vital Decisions, a leading provider of technology-enabled advance care planning services. The addition of Vital Decisions’ specialized patient engagement services is intended to help enhance our solutions impact within our specialty care management services solution by improving patient care quality and by adding capabilities in patient engagement, telehealth and end-of-life management.

The Company’s strategy continues to be grounded in three core principles intended to benefit all stakeholders. These strategies are (1) driving strong organic growth in our core solutions; (2) expanding Adjusted EBITDA margins through operational excellence and performance on behalf of our partners; and (3) prudent capital allocation to drive growth.

Additional operational and clinical achievements across 2021 include:

•	Added ten new partner organizations, including several regional and national payers, accountable care organizations (“ACOs”) and independent provider groups.

•	During 2021, through the New Century Health specialty healthcare business, our platform helped manage 160,000 unique patients with oncologic and cardiovascular diagnoses.

•	Received a perfect 100 score on the Human Rights Campaign (“HRC”) Foundation’s Corporate Equality Index for 2021.

•

Named Kim A. Keck to its Board of Directors in January, 2021. Ms. Keck has more than 30 years’ experience in the health care industry and currently serves as President and Chief Executive Officer of the Blue Cross Blue Shield Association.

•

Named Tunde Sotunde, MD to its Board of Directors in October, 2021. Dr. Sotunde brings more than 20 years’ experience in the health care industry and currently serves as President and Chief Executive Officer of Blue Cross Blue Shield of North Carolina.

•	Entered a definitive agreement with Bright HealthCare, whereby True Health New Mexico, Inc., a wholly owned subsidiary of Evolent Health, was acquired by Bright Healthcare.

•

Was named to the Parity.org Best Companies for Women to Advance List 2021. This list recognizes organizations that have implemented a mix of exemplary benefits, policies and programs that ensure women have significant opportunities to advance their careers.

•

Appointed its first Vice President of Investor Relations to provide comprehensive and highly responsive relationship management capabilities for its growing equity analyst, institutional and retail investor constituencies.

•

Completed the acquisition of Vital Decisions in October, 2021. Vital Decisions focuses on end-of-life care, specifically technology-enabled advance care planning. Vital is now fully integrated into our New Century Health business as we focus on delivering higher quality care and lowering costs at the difficult stage of illness known as end of life – an unfortunate but common outcome within oncology and cardiology acute and chronic care.

Evolent Health, Inc. Proxy Statement 2022	29

Compensation Discussion and Analysis

Evolving Compensation Program Practices and Responsiveness to Stockholder Engagement

Our compensation programs are designed to focus our leaders on the key areas that drive the business forward and align with the short-term and long-term interests of our stockholders. The Compensation Committee considers many factors when determining our executive’s compensation plans, including financial results, progress on strategic priorities, market trends and stockholder feedback. In the last year, the Compensation Committee made a number of adjustments to our executive compensation program to align with evolving competitive and governance practices, address feedback from our stockholders, and strengthen the link of pay to performance. Changes made in 2020 and 2021 include:

•	Continued adjusting our peer group in response to our Company’s growth;

•

Introduced a new performance stock unit program for 2021. Under this program, shares can be earned based on cumulative Adjusted EBITDA and absolute total shareholder return goals over a three-year period.

Below is a more detailed summary of evolutions in our compensation practices that we have implemented with respect to the compensation of our NEOs because we believe they support our compensation philosophy and are in the best interests of our Company and our stockholders.

What We Do	What We Don’t Do

  Strong emphasis on performance-based compensation, with a significant portion of NEO compensation tied to Company performance

  Introduced PSUs that may be earned based on Adjusted EBITDA and stock price performance in 2021 to better align our pay with our Company’s sustained financial and operating performance

  Mix of compensation that emphasizes both short-term and long-term incentives

  Aggressive revenue and Adjusted EBITDA and other targets for short-term incentive payments generally, with rigorous individual financial and non-financial performance goals

  Market-aligned change in control and severance agreements for certain executives, with double trigger change in control acceleration provisions

  Benchmarking against a thoughtfully assembled and representative peer group

  Acceleration of equity in connection with a termination of employment conditioned upon a release of claims and compliance with restrictive covenants

  Compensation decisions for NEOs made by an independent compensation committee advised by independent compensation consultant

  Annual compensation program risk assessment

  Annual say-on-pay vote

  At will employment for NEOs

  No incentives that encourage excessive risk-taking

  No guaranteed incentive awards for executives

  No excise or other tax gross ups on change in control payments

  No perquisites for NEOs other than benefits generally available to our other employees

  No hedging, pledging or short sales of Company stock

  No “single-trigger” change in control acceleration of equity awards

  No dividend equivalent rights on unvested restricted stock units or options

30	Evolent Health, Inc. Proxy Statement 2022

Compensation Discussion and Analysis

Our 2021 Executive Compensation Program and Practices

The Compensation Committee believes that our executive compensation program is appropriately designed to advance stockholder interests through effective performance-based incentives with retention features. The primary components and associated purposes of our compensation program are as follows:

Category	Core Component	Objective/Features

Salary	Base Salary	Ongoing cash compensation based on the executive officer’s role and responsibilities, individual job performance and experience. We use base salary to provide the security of a competitive fixed cash payment for services rendered.

Short-Term Cash Incentives	Annual Cash Incentives	For 2021, short-term incentive payments were determined taking into account financial and operational/strategic goals, and an individual leadership assessment.

Long-Term Equity Incentives	Restricted Stock Units	Restricted stock units (“RSUs”) are used to provide a retentive element to our compensation program while still tying the value of the award to the performance of our stock. All RSUs granted as part of our long-term incentive plan in 2021 vest ratably in equal installments on each of the first four anniversaries of the grant date. The vesting schedule helps to ensure that executives are continuously tied to share price performance and thinking long-term.

	Performance Stock Units	Performance stock units (“PSUs”) are used to better align long-term compensation with sustained financial and operating performance, as measured by cumulative Adjusted EBITDA and absolute total shareholder return goals over a three-year period.

Other	Miscellaneous	We provide other benefits that are competitive and consistent with the market. We offer general health and welfare benefits. Retirement benefits are generally limited to participation in a tax-qualified 401(k) plan, which includes a one-time discretionary Company match at the end of the calendar year.

Under our executive compensation program, performance-based incentive compensation comprises a substantial portion of target compensation, and our executive officers have a larger percentage of target compensation at-risk than is fixed relative to total compensation (90% for our CEO, including 75% performance-based compensation (not including time-vested equity), and 73% for our other NEOs combined). The Compensation Committee considers each component of compensation collectively with other components when establishing the various forms, components, and levels of compensation for our executive officers. In determining the appropriate mix of compensation elements for each executive officer, our compensation program seeks to provide a balance between the various components by rewarding performance through annual performance-based cash incentive compensation that encourages achieving and exceeding annual goals designed to advance our long-term growth strategy and also through long-term equity incentive compensation to align our executive officers’ interests with those of our stockholders.

Evolent Health, Inc. Proxy Statement 2022	31

Compensation Discussion and Analysis

Compensation Mix(1)

CEO: Target Pay	Other NEOs: Target Pay

(1)

Consists of 2021 base salary rate (as reported in the Salary column of the Summary Compensation Table), 2021 target annual incentive opportunity, long-term incentive awards granted in 2021 (as reported in the Stock Awards column of the Summary Compensation Table) and other compensation (as reported in the All Other Compensation column of the Summary Compensation Table).

Our pay-for-performance philosophy is further illustrated by comparing target total direct compensation to “realized” compensation for our CEO, after taking into account actual performance.

Target and Realized CEO Compensation(1)

(1)

The realized compensation levels shown include base salary paid in each year, bonuses paid in respect of each year, and payout of all long-term incentives that vested each year (i.e., the value at the time of vesting of RSUs and options in the first quarter of the year after the year in question). Data represents Chair and former CEO Frank Williams in 2019, and current CEO Seth Blackley for 2020 and 2021.

(2)

In 2020, the Company’s stock price recovered from 2019, but the use of 3-year performance LSU grants in 2019 and 3-year and 3.5-year performance LSU grants in 2020, greatly impacted the value of our NEOs’ total actual compensation realized as compared to total target compensation.

(3)	In 2021, the Company’s stock price continued to ascend, and 2019 LSUs paid out at 153.61% of target upon vesting on March 2, 2022.

32	Evolent Health, Inc. Proxy Statement 2022

Compensation Discussion and Analysis

Objectives of our Executive Compensation Program

Our compensation philosophy for executive officers aims to provide incentives to achieve both short- and long-term business objectives, align the interests of both our executive officers and stockholders, and ensure that we can hire and retain talented individuals in a competitive marketplace.

Key objectives of our executive compensation program are as follows:

•	Attract and retain highly qualified and impactful executives;

•	Motivate executives to enhance our overall business performance and profitability through the successful execution of the Company’s focused short- and long-term business strategies;

•	Align the long-term interests of our executives and stockholders through the ownership of Company stock by executives and by rewarding stockholder value creation;

•	Deliver an externally competitive and transparent total compensation structure;

•	Reflect our pay-for-performance philosophy; and

•	Ensure that compensation opportunities are competitive with the market, and rewards are based on business outcomes.

Role of the Compensation Committee and the CEO

The Board has delegated to the Compensation Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the SEC. The Compensation Committee annually reviews and approves the corporate goals and objectives upon which the executive compensation program is based. The Compensation Committee evaluates the CEO’s performance in light of these goals and objectives. Furthermore, the Compensation Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to the Company’s stockholders for approval.

The Compensation Committee meets at least quarterly throughout the year and may meet more often, as required to address ongoing events. In 2021, the Compensation Committee met five times. Meeting agendas are determined by the Chair of the Compensation Committee with the assistance of our CEO. Our CEO attended all five Compensation Committee meetings, and representatives from the Compensation Committee’s independent compensation consultant, Exequity, attended all five meetings. At the Compensation Committee meetings, our CEO made recommendations to the Compensation Committee regarding the annual base salary, annual cash incentive compensation and equity compensation of our NEOs (other than our CEO and Executive Chair).

Compensation Setting Process

The Compensation Committee makes compensation determinations for our CEO and Executive Chair after consideration of individual and Company performance for the year, along with an examination of external market data of our industry peer group, as described below under “Use of Peer Companies.”

The Compensation Committee makes compensation determinations for our NEOs other than our CEO and Executive Chair based on recommendations made by our CEO, taking into account each NEO’s individual performance (with an assessment of the individual’s accomplishments provided by our CEO) and Company performance, along with an examination of external market data of our industry peer group, as described below under “Use of Peer Companies.”

Evolent Health, Inc. Proxy Statement 2022	33

Compensation Discussion and Analysis

Role of the Independent Compensation Consultant

The Compensation Committee retained Exequity as its independent compensation consultant. The Compensation Committee assessed the independence of Exequity and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and New York Stock Exchange rules, and determined that Exequity is independent. Exequity took guidance from and reported directly to the Compensation Committee. Exequity advised the Compensation Committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our NEOs during 2021. At the request of the Compensation Committee, Exequity performed the following services, among others, to inform the Compensation Committee’s decisions regarding executive compensation for 2021:

•	Developed a peer group to provide context for the range of appropriate compensation for NEOs and compensation program designs;

•

Conducted a market review and analysis for our NEOs to determine whether their targeted total direct compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

•	Assisted in the development of short- and long-term incentive design;

•	Kept the Compensation Committee aware of executive and director compensation trends and developments;

•	Attended Compensation Committee meetings, as requested, to discuss these items.

All services performed for us by Exequity during 2021 were related to executive and non-employee director compensation.

Use of Peer Companies

The Compensation Committee reviewed the Company’s peer group to determine if revisions were needed for 2021 based on changes affecting either the Company or any of the peer group companies. Our process focused on reviewing companies within related industries to develop a peer group that balances industry focus and revenue size, among other considerations. This list was further refined based on business scope and the competitive market for talent.

Based on key metrics for the current peer group and guidance from Exequity, the Compensation Committee adjusted the peer group to better align the Company to the peer group median. In so doing, the Compensation Committee removed Medidata Solutions, Inc. as it was acquired by Dassault Systèmes SE in June 2019. In addition, the Compensation Committee removed Navigant Consulting, Inc. as it was acquired by Veritas Capital backed Guidehouse LLP in October 2019. The Compensation Committee did not replace these peer companies. All of the peer companies are publicly traded and demonstrate appropriate revenue size and industry focus or a level of complexity and business model similar to that of ours. At the time of the Compensation Committee’s review in September 2020, our market capitalization was at the peer group twenty-first percentile, and our revenues approximated the peer group 55th percentile, based on trailing twelve-month financial information available as of August 31, 2020. The 2021 peer group consisted of the following companies:

Allscripts Healthcare Solutions, Inc.	LHC Group, Inc
BioTelemetry Inc.	NextGen Healthcare, Inc.
CorVel Corporation	Omnicell, Inc.
HealthEquity, Inc.	Premier, Inc.
HMS Holdings Corp.	R1 RCM Inc.
Huron Consulting Group Inc.	Tivity Health, Inc.
Inovalon Holdings, Inc.	Veeva Systems Inc.

34	Evolent Health, Inc. Proxy Statement 2022

Compensation Discussion and Analysis

	Revenue (TTM as of 8/31/20, in millions)	Revenue (FY 2020, in millions)	Revenue (FY 2021, in millions)	Market Capitalization (as of 8/31/20, in millions)	Market Capitalization (as of 12/31/20, in millions)	Market Capitalization (as of 12/31/21, in millions)
Evolent Health, Inc.	$943	$925	$908	$1,227	$1,351	$2,431
Evolent Health, Inc. Percentile Rank	55%	67%	58%	21%	18%	35%
Peer Group 75th Percentile	$1,275	$1,271	$1,475	$3,954	$4,286	$4,849
Peer Group Median	$899	$747	$750	$2,072	$2,802	$3,692
Peer Group 25th Percentile	$627	$554	$620	$1,379	$1,897	$1,552

Compensation data from public filings of companies in our peer group and from published surveys formed the basis of the competitive benchmarking analysis and pay mix comparison. The data provided a useful reference point in the Compensation Committee’s efforts to appropriately align target total executive compensation to that of our peers, which affords our NEOs the opportunity to earn above-target level of compensation for exceptional performance that could be expected to increase value for stockholders, while providing that they would earn less than targeted compensation if the Company’s performance failed to meet expectations.

In determining the structure of our executive compensation program, as well as the individual pay levels of our NEOs the Compensation Committee reviewed competitive market data provided by Exequity, which compared the various elements of compensation provided to our executive officers, relative to compensation paid to individuals holding similar positions at companies in our executive compensation peer group. Exequity worked with the Compensation Committee and Management to assess the data and review our compensation practices. The table below summarizes the relative positioning of target total compensation opportunities for our senior executives as of the time the Compensation Committee reviewed executive pay benchmarking in December 2020, prior to making pay decisions for 2021.

Target Pay vs. Peer Median by Elements of Program
	CEO	All other Sr. Executives Benchmarked
Base Salary	(23.9)%	(9.8)%
Target Bonus	(32.8)%	(16.4)%
Long-term Incentive	(27.2)%	(37.8)%

Given the relative positioning of our executive’ pay opportunities within our revised peer group and our executives’ progression in their roles, the Compensation Committee approved significant pay increases (particularly with respect to long-term incentive opportunities) to set target 2021 compensation at levels more comparable to then peer medians.

Say-on-Pay Vote and Compensation Actions Taken

In 2021, we received approximately 97.5% approval on our advisory vote to approve NEO compensation. We considered this in general as an affirmation that our stockholders support our executive compensation program. As detailed in the “Corporate Governance—Stockholder Engagement” section, we regularly engage in investor outreach to better understand our investors’ concerns and to solicit feedback on our governance practices, including our executive compensation program. Our Board and the Compensation Committee greatly value the benefits of maintaining a dialogue with our stockholders to understand their views on our executive compensation program and practices. The Compensation Committee intends to consider the outcome of say-on-pay votes and is devoted to consistently reviewing and enhancing our compensation programs.

Evolent Health, Inc. Proxy Statement 2022	35

Compensation Discussion and Analysis

Elements of our Compensation Program

Base Salary

The Compensation Committee reviews NEO base salaries each year (or otherwise at the time of a new hire or promotion) and makes any adjustments it deems necessary. In setting base salaries, the Compensation Committee considers changes in responsibilities, individual performance, tenure in position, internal pay equity, Company performance, market data for individuals in similar positions and advice from our independent compensation consultant. The Compensation Committee gives no specific weighting to any one factor in setting the level of base salary. As part of the Compensation Committee’s annual review process, base salaries for Messrs. Blackley, Johnson and Shams were increased in January 2021 to better align their compensation versus the market median for comparable executives among our peers. Base salaries for Messrs. Tutewohl and Weinberg remained the same as compared to 2020 because the Compensation Committee determined that market conditions didn’t warrant any additional adjustments. Mr. Shams received an additional market salary adjustment of $25,700 in July 2021 as the Company continued to adjust his salary with market peers with similar role responsibilities.

Name	2020 Base Salary	2021 Base Salary	$ Increase	Percentage Increase
Seth Blackley	$550,000	$600,000	$50,000	9%
John Johnson	350,000	375,000	25,000	7%
Steve Tutewohl	375,000	375,000	—	—
Jonathan Weinberg	390,000	390,000	—	—
Aammaad Shams	215,000	245,000	30,000	14%

Annual Cash Incentive Plan

Under our annual performance-based short-term cash incentive plan, which we refer to as the 2021 Bonus Plan, we provide our NEOs with the opportunity to receive a variable, at-risk cash payment. Payments under the 2021 Bonus Plan to our NEOs are determined at the discretion of our Compensation Committee based, in the case of our NEOs other than Mr. Blackley, on recommendations made by Mr. Blackley, considering the executive’s performance as rated on a five-point scale against predetermined performance goals. There were no changes made to the 2021 Bonus Plan as a result of the COVID-19 pandemic.

Each of our NEO’s threshold bonus opportunities, which correspond to three out of five points (or a rating of “meets expectations”), target bonus opportunities, which correspond to four out of five points (or a rating of “exceeds expectations”) and maximum bonus opportunities, which correspond to five out of five points (or a rating of “exceptional performance”) under the 2021 Bonus Plan are set forth in the table below. Bonuses are not awarded in the event of overall performance below the threshold level. Threshold performance would result in payouts equal to 50% of annualized base salary for each of Messrs. Blackley and Tutewohl; 35% of annualized base salary for Messrs. Johnson and Weinberg; and 25% of annualized base salary for Mr. Shams. Because they are calculated based on annualized base salaries, bonus opportunities factor in mid-year salary adjustments.

Name	Threshold (Meets Expectations)	Target (Exceeds Expectations)	Maximum (Exceptional Performance)
Seth Blackley	$300,000	$600,000	$900,000
John Johnson	131,250	243,750	450,000
Steve Tutewohl	187,500	412,500	637,500
Jonathan Weinberg	136,500	224,250	312,000
Aammaad Shams	58,038	75,449	92,860

36	Evolent Health, Inc. Proxy Statement 2022

Compensation Discussion and Analysis

Short-term incentive payments are based on the attainment of company-wide financial objectives, company-wide strategic and operational objectives and an individualized leadership assessment of each executive, each assessed with reference to the Compensation Committee’s five-point scale.

The Compensation Committee, in exercising its judgment and discretion to adjust an award up or down, then considers all facts and circumstances when evaluating performance, including changing market conditions and broad corporate strategic initiatives, along with overall responsibilities and contributions of the executives, in making final award determinations.

Company-Wide Financial Performance Objectives

We value the link between performance and payout. In establishing the 2021 Bonus Plan, the quantitative company-wide financial objectives against which our executives are measured included revenue and Adjusted EBITDA. The Compensation Committee utilized these quantitative company-wide performance objectives because it believes that they are key determinants of stockholder value and offer a comprehensive and clear measure of the Company’s performance.

In order to qualify for target payout under the 2021 Bonus Plan, our revenue was required to be at least $830 million and our Adjusted EBITDA was required to be at least $42 million. When setting targets under the 2021 Bonus Plan, the Compensation Committee took into account revenues that had been attributed to our divested health plan assets in prior years.

The table below sets forth the company-wide financial objectives and actual performance under the 2021 Bonus Plan.

Metric	Target	Maximum			Actual	Committee Assessment
Revenue	$ 830 million	$	890 million	$	908 million	Maximum - Exceptional Performance
Adjusted EBITDA	$42 million	$	50 million	$	66 million	Maximum - Exceptional Performance

Company-Wide Strategic and Operational Performance

We believe that Company performance is best measured with reference to both financial and qualitative operational measures. The Compensation Committee establishes goals that it believes align with our evolving strategic vision and that were considered achievable, but not without rigorous effort.

The table below sets forth the company-wide strategic and operational objectives under the 2021 Bonus Plan.

Operational Goal	Results	Committee Assessment
Aligned Company Strategy	• Completed re-focusing of portfolio around three core solutions; Aligned strategies for each solution from Board through entire ELT and frontline staff	Maximum – Exceptional Performance
Achieve strong multi-year outlook	• Exceed annual growth target for 2021 by over 2x • Set up strong outlook for 2023+ • Exceeded top end of targeted new customer announcements, setting up 2022 and 2023	Maximum – Exceptional Performance
Maintain a high performing organization • Focus on leadership, diversity and a differentiated employee experience	• Closed 2021 with highest firmwide engagement score in history at 87% • Closed 2021 with a firmwide diversity, equity and inclusion score of 92% exceeding our goal by 2%	Maximum – Exceptional Performance

Evolent Health, Inc. Proxy Statement 2022	37

Compensation Discussion and Analysis

Personal Leadership Assessment

The final component of the Compensation Committee’s review of executive performance under the 2021 Bonus Plan is an individualized personal leadership assessment of each NEO. The personal leadership assessment considered achievement by each NEO against pre-determined department leadership goals, changes in responsibility levels, and input obtained from other members of the Company’s senior management and included 360-degree feedback to consider what was accomplished and how it was accomplished. The Compensation Committee does not give specific weight to any one individual goal but leverages feedback to determine final assessment.

2021 Bonus Plan Payout Results

After evaluating how well each NEO performed his job, based on both qualitative and quantitative results, along with guidance from the CEO in the case of Messrs. Johnson, Tutewohl, Weinberg and Shams, our Compensation Committee determined, in its discretion, to award annual bonus to Messrs. Blackley, Johnson, Weinberg and Shams at “Maximum”. In addition, the Compensation Committee determined to pay Messrs. Blackley, Johnson, Weinberg, and Shams an incremental amount above the “Maximum” bonus to reflect the individual performance of each executive in positively impacting financial and operational outcomes. Specifically, the incremental amounts of bonus award were based on the following: Adjusted EBITDA was 47% above the Company’s original guidance, the revenue growth rate for 2021 was over 200% of target growth rates and new customers were well above target, setting up 2023 growth, and Evolent’s stock price increased by approximately 73% in 2021. An annual bonus was awarded to Mr. Tutewohl at a modified amount between “Target” and “Maximum.”

Each of these amounts is included in the “Bonus” column of the Summary Compensation Table in this proxy statement. The Compensation Committee’s review is not a formula-based process, but rather involves the exercise of discretion and judgment. This enables the Compensation Committee to differentiate among NEOs and emphasize the link between personal performance and compensation. All amounts earned under the 2021 Bonus Plan were paid to participants in the first quarter of 2022.

Name	Threshold	Target	Maximum	Overall Committee Assessment	Bonus Payout
Seth Blackley	$300,000	$600,000	$900,000	Maximum	$1,125,000
John Johnson	131,250	243,750	450,000	Maximum	550,000
Steve Tutewohl	187,500	412,500	637,500	Above Target	430,000
Jonathan Weinberg	136,500	224,250	312,000	Maximum	317,500
Aammaad Shams	58,038	75,449	92,860	Maximum	100,347

Long-Term Equity Compensation

As part of our annual equity award grants, in March 2021, our Compensation Committee approved the grant of equity-based awards under the Evolent Health, Inc. 2015 Omnibus Incentive Compensation Plan (as amended, the “2015 Plan”) to certain of our employees, including our NEOs, in the form of performance-based PSUs and time-based RSUs. The Compensation Committee determined the need to introduce a new type of PSU for long-term incentive (“LTI”) awards. To balance the LTI risk for Mr. Blackley, the Compensation Committee determined to award Mr. Blackley at approximately 80% PSU/20% RSU. In reintroducing a modest time-based equity component for Mr. Blackley for 2021, the Committee considered the strongly performance-weighted nature of his then-outstanding equity awards. Further, to continue to align to performance and financials for the other NEOs, the Compensation Committee awarded Mr. Johnson approximately 50% PSU/50% RSU and Messrs. Tutewohl and Weinberg approximately 30% PSU/70% RSU for the 2021 performance awards. Mr. Shams was not awarded any PSUs in 2021 but 100% RSUs. For our NEOs, 2021 grant amounts were determined and established to deliver the total target compensation opportunity within an acceptable range of the peer group median for each respective position. The Compensation Committee considers its long-term equity compensation program to be a key component of the executive officer compensation program in order to motivate and reward executive officers over the long term and further align the interests of our executives with those of our stockholders.

38	Evolent Health, Inc. Proxy Statement 2022

Compensation Discussion and Analysis

2021 Performance Stock Units

On March 1, 2021, Messrs. Blackley, Johnson, Tutewohl and Weinberg each received a grant of PSUs. The design of the PSUs serves to align management’s interests with those of long-term stockholders, incentivize decisions that promote appreciation of stockholder value and create retentive value over an established horizon. Given the criticality of Adjusted EBITDA as a performance indicator for the Company, the Compensation Committee believes that an evaluation of sustained Adjusted EBITDA performance is an appropriate complement to the annual evaluation of Adjusted EBITDA under the 2021 Bonus Plan. Further, since sustained Adjusted EBITDA performance was evaluated for the first time beginning in 2021 and since Company wished to emphasize both two-year and three-year sustained performance horizons, the Compensation Committee felt it appropriate to structure the performance such that 50% of each award is subject to a two-year performance period with cumulative Adjusted EBITDA goals approved for such period and the remaining 50% of each award is subject to a three-year performance period with cumulative Adjusted EBITDA goals approved for such period. Each performance period for the award commenced on January 1, 2021. Shares are earned based on sliding scales of performance above and below the performance goals. These sliding scales are anchored by threshold performance requirements for cumulative Adjusted EBITDA. If the specific threshold performance goal is not achieved during the applicable performance period, then no performance shares are earned. If 100% of the performance goal is achieved, the award is paid at target and if the maximum performance is achieved, then 200% of the targeted shares are earned. If the cumulative Adjusted EBITDA falls between tiers on the sliding scale, the actual cumulative Adjusted EBITDA payout percentage is determined by linear interpolation between the percentages on a straight-line basis. Shares earned based on two and three-year cumulative Adjusted EBITDA performance will be adjusted based on total shareholder return (“TSR”), which represents the cumulative stock price performance during the performance period. Shares earned will be adjusted +/- 10% depending on TSR performance over the applicable performance period.

Restricted Stock Units

On March 1, 2021, each of the NEOs received grants of equity awards in the form of time-based RSUs. The RSUs vest ratably on each of the first four anniversaries of the grant date, subject to the individual’s continued employment through such date. RSUs are fair value awards that fluctuate with the upward and downward movement of the Company’s stock price. These awards serve to align management’s interest with those of stockholders, while at the same time creating more stability by providing an incentive for holders of RSUs to remain with the Company even if our stock price declines after the grant date.

Grants of stock-based awards to our NEOs are generally made as part of the broad grant to other Company employees, which occurs annually, typically in the first quarter of the calendar year. The timing of annual grants generally is dictated by the timing of the completion of performance reviews and the timing of decisions regarding other forms of direct compensation. Stock-based awards are made under the terms of the Company’s 2015 Plan and, in the case of stock options, are granted with an exercise price equal to the closing price of our common stock on the grant date, as reported on the NYSE.

The following table summarizes total PSU and RSU awards to our NEOs made during 2021, as well as the grant date value. As shown in the Summary Compensation Table and Grants of Plan-Based Awards Table, grant date values increased considerably over 2020 grant date values, reflecting both superior Company performance as detailed previously on page 27, as well as below median positioning of target pay for all senior executives benchmarked including Mr. Blackley, as detailed previously on page 35. In reintroducing a modest time-based equity component (less than 20% of total grant date value of 2021 equity awards) for Mr. Blackley for 2021, the Committee considered the strongly performance-weighted nature of his then-outstanding equity awards.

Evolent Health, Inc. Proxy Statement 2022	39

Compensation Discussion and Analysis

Name	PSUs	RSUs	Grant Date Value(1)
Seth Blackley	187,463	46,866	$4,789,685
John Johnson	40,000	40,000	1,608,200
Steve Tutewohl	13,000	31,000	874,385
Jonathan Weinberg	10,500	25,000	705,483
Aammaad Shams	—	15,000	293,100

(1)

The amounts reported in this column represent the aggregate grant-date fair value of PSUs and RSUs granted during 2021 as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of these amounts, please see Note 14 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

For further information regarding our PSU and RSU awards, see the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” and “Potential Payments Upon Termination or Change in Control” sections of this proxy statement.

Payout of 2019 Leveraged Stock Units

On March 1, 2019, Messrs. Blackley, Johnson and Weinberg each received a grant of performance-based LSUs equal to 100% of the targeted grant date value of 2019 long-term incentive awards, divided by the estimated fair value of the units, based on Monte-Carlo Simulation, on the grant date. The design of the LSUs served to align management’s interests with those of long-term stockholders, incent decisions that promoted appreciation of stockholder value and created retentive value over a three-year horizon. The LSUs vested based on the cumulative stock price performance during the period, as shown in the table below. The stock price hurdles required to earn shares represented significant premiums relative to the closing stock price on the date of grant of $13.29.

Performance Level	Cumulative Stock Price Performance	Payout in Shares as a % of Target Amount
Below Threshold	< $17.68	0%
Threshold	$17.68	75%
Target	$19.94	100%
Above Target	$26.58	150%
Maximum	Equal to or greater than $39.87	200%
Actual Performance	$27.54	153.61%

Based on this stock price performance, LSUs paid out as follows to current NEOs that participated in the plan:

Name	Target Number of LSUs	Number of LSUs Earned
Seth Blackley	187,463	286,867
John Johnson	40,000	71,716
Jonathan Weinberg	10,500	53,789

Potential Payments Upon Termination or Change in Control

On January 27, 2021, the Company entered into individual severance and change in control agreements pursuant to which, Messrs. Blackley, Johnson, Tutewohl and Weinberg (the “Covered Executives”) are eligible to receive certain payments and benefits in the event that they are terminated involuntarily by the Company without Cause or resign from their employment with the Company for Good Reason (as defined in the applicable agreement), either prior to or after a change in control of the Company. These

40	Evolent Health, Inc. Proxy Statement 2022

Compensation Discussion and Analysis

agreements were approved by the Board of Directors’ Compensation Committee in consultation with Exequity following a review of peer and industry plans and practices. The severance benefits vary depending on whether the qualifying termination occurs in connection with or within the 24-month period following a change in control of the Company (a “CIC Qualifying Termination”) or is not in connection with a change in control (a “Non-CIC Qualifying Termination”).

If a Covered Executive incurs a Non-CIC Qualifying Termination, timely executes a release of claims and complies with applicable restrictive covenants, he will be entitled to receive the following: (i) for twelve months following termination for Mr. Johnson, Mr. Tutewohl and Mr. Weinberg, and for eighteen months following termination for and Mr. Blackley (the “Non-CIC Severance Period”), cash payments equal to the Covered Executive’s base salary (1.5 times for Mr. Blackley) payable in ordinary payroll installments; (ii) a lump sum cash bonus for the fiscal year of termination based on (x) the Covered Executive’s target annual bonus in the case of a termination in the first six months of the fiscal year; or (y) actual performance in the case of a termination during the last six months of the fiscal year, in each case pro-rated based on the portion of the year elapsed prior to termination; (iii) for outstanding unvested time-vesting equity awards, additional service equal to the applicable Non-CIC Severance Period will be credited and for outstanding performance-based equity awards, the vesting will be determined at the end of the applicable performance period based on actual performance and pro-rated for the Covered Executive’s period of service during the performance period, including the Non-CIC Severance Period; and (iv) if the Covered Executive elects COBRA coverage under a group health plan of the Company, an amount that, after applicable taxes, is equal to the portion of the cost of coverage under the group health plan that is subsidized by the Company for active employees, for the applicable Non-CIC Severance Period or the period of COBRA coverage, if shorter.

If a Covered Executive incurs a CIC Qualifying Termination, timely executes a release of claims and complies with applicable restrictive covenants, he will be entitled to receive the following: (i) a cash lump sum equal to his then annual base salary plus his target bonus for the fiscal year of termination multiplied by 1.5 (multiplied by two for Mr. Blackley); (ii) a lump sum cash bonus for the fiscal year of termination based on (x) the Covered Executive’s target annual bonus in the case of a termination in the first six months of the fiscal year; or (y) actual performance in the case of a termination during the last six months of the fiscal year, in either case pro-rated based on the portion of the year elapsed prior to termination; (iii) outstanding unvested time-vesting equity awards will automatically vest in full, and any outstanding unvested performance-based equity awards will be deemed to have vested at the greater of target and actual performance through to the date of termination; and (iv) if the Covered Executive elects COBRA coverage under a group health plan of the Company, an amount that, after applicable taxes, is equal to the portion of the cost of coverage that is subsidized by the Company for active employees, for 18 months for each of Mr. Johnson, Mr. Tutewohl and Mr. Weinberg and for twenty-four months for Mr. Blackley, or for the period of COBRA coverage, if shorter.

Other Benefits

Our NEOs are entitled to employee benefits generally available to all full-time employees of the Company, including health and welfare benefits. In designing these offerings, the Company seeks to provide an overall level of benefits that is competitive with the level of benefits offered by similar companies in the markets in which it operates.

Retirement Plans

The Company maintains a qualified defined contribution retirement plan (the “Evolent Health 401(k) Plan”) to allow employees to save for retirement in a tax-efficient manner. The plan is broadly available to eligible employees and does not discriminate in favor of the NEOs or other members of senior management. All our NEOs are eligible to participate in the Evolent Health 401(k) Plan in the same manner as all U.S. employees.

Participants are eligible for a discretionary annual match on up to 4% of eligible pay, subject to IRS-qualified plan compensation limits and highly compensated threshold limits and may not receive

Evolent Health, Inc. Proxy Statement 2022	41

Compensation Discussion and Analysis

401(k) benefits in excess of these limits. None of the NEOs participate in any defined benefit pension plans, non-qualified deferred compensation plans or supplemental retirement or executive savings plans.

Corporate Governance Policies

Prohibition on Derivative Trading, Hedging and Pledging

Under our policies, no director, officer or employee may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities at any time. We also have an anti-pledging policy whereby no director, officer or employee may pledge Company securities.

Clawback Policy

The Compensation Committee has adopted a clawback policy, pursuant to which we may recoup all or any portion of the value of any incentive compensation provided to any current or former executive officer in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement under the securities laws. The clawback policy expressly applies to all incentive compensation awards made after April 17, 2020, including any bonus or short- or long-term incentive awards, in each case where the bonuses or awards are based in whole or in part on the achievement of financial results.

Stock Ownership Guidelines

To further align the long-term interests of our executives and our stockholders, in 2020, we adopted stock ownership guidelines applicable to our executive officers, certain other officers and directors. The guidelines require the relevant executives and directors to maintain the following beneficial ownership of shares of our common stock (measured in market value):

Group	Required ownership
Chief Executive Officer and Executive Chair	6 times base salary
Other Executive Officers, EVPs, P&L CEOs and Presidents	3 times base salary
Non-Employee Directors	5 times cash retainer

Our executives and directors have five years from the effective date of their respective election, appointment or promotion, as the case may be, to satisfy these stock ownership guidelines. As of December 31, 2021, all NEOs have met or are on track to meet these stock ownership guidelines by their respective applicable dates.

Policy with Respect to Tax Deductibility of Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Prior to 2018, Section 162(m) provided that we may not deduct compensation of more than $1,000,000 paid in any year to the CEO or any of the three other most highly compensated officers (excluding the Chief Financial Officer), unless the compensation qualified as “performance-based compensation” under Section 162(m). The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, eliminated the exception for “performance-based” compensation under Section 162(m) with respect to compensation paid in fiscal year 2018 and in future years. As a result, compensation over $1,000,000 paid in fiscal 2020 by the Company to any NEO will be nondeductible under Section 162(m). In connection with granting incentive compensation to the NEOs, the Compensation Committee’s considers the implications under Section 162(m) while retaining flexibility to design programs that it believes are in the best interests of the Company and its stockholders and consistent with the objectives of our executive compensation programs, including the flexibility to authorize payments that might not be deductible, including payments under the 2021 Bonus Plan.

42	Evolent Health, Inc. Proxy Statement 2022

Compensation Discussion and Analysis

Compensation Program Risk Assessment

As part of its oversight role, the Compensation Committee considers the impact of our compensation program, policies and practices (both at the executive and below-executive levels), on the Company’s overall risk profile. Specifically, the Compensation Committee, with assistance from our CEO, reviews the compensation plans, incentive plan design, incentive payouts and factors that may affect the likelihood of excessive risk taking to determine whether they present a significant risk to the Company. We believe that our pay program provides an effective balance in cash and equity mix and short- and longer-term performance periods, and also allows for the Compensation Committee’s discretion. The Company also maintains policies to mitigate compensation-related risk such as vesting periods on equity, insider-trading prohibitions, and independent Compensation Committee oversight. Based on the Compensation Committee’s most recent review, the Compensation Committee determined that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Evolent Health, Inc. Proxy Statement 2022	43

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the CD&A set forth above with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.

Submitted by our Compensation Committee

Peter Grua, Chair

Craig Barbarosh

Cheryl Scott

This report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

44	Evolent Health, Inc. Proxy Statement 2022

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information concerning the compensation earned by our chief executive officer, our chief financial officer and our three other most highly compensated executive officers, who we refer to as our NEOs, during our fiscal years ended December 31, 2021, December 31, 2020 and December 31, 2019, except in the case of Messrs. Tutewohl and Shams, who were not NEOs in 2019.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	All Other Compensation (2)	Total Compensation
Seth Blackley	2021	$600,000	$1,125,000	$4,789,685	$11,600	$6,526,285
Chief Executive Officer (3)	2020	437,500	700,000	2,823,800	11,400	3,972,700
	2019	400,000	250,000	2,400,000	2,667	3,052,667
John Johnson	2021	375,000	550,000	1,608,200	11,600	2,544,800
Chief Financial Officer	2020	350,000	400,000	727,200	11,400	1,488,600
	2019	287,500	150,000	600,000	1,667	1,039,167
Steve Tutewohl	2021	375,000	702,750	874,385	11,600	1,963,735
Chief Operating Officer	2020	375,000	702,750	363,600	11,400	1,452,750
Jonathan Weinberg	2021	390,000	317,500	705,483	11,600	1,424,583
General Counsel	2020	351,667	150,000	363,600	11,400	876,667
	2019	350,000	300,000	450,000	2,333	1,102,233
Aammaad Shams	2021	232,150	100,347	293,100	9,286	634,883
Corporate Controller	2020	207,917	100,000	—	8,317	316,234

(1)

The amounts reported in this column represent the aggregate grant-date fair value of PSUs, RSUs and LSUs granted during 2021, 2020 and 2019, as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of the grant-date fair values for the RSUs and LSUs pursuant to ASC 718, see Note 14 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. For further discussion of PSUs and RSUs granted in 2021, see the section entitled “Long-Term Annual Equity Compensation” in the “Compensation Discussion & Analysis” section of this proxy statement and the discussion in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” section of this proxy statement.

(2)

Amounts reported in this column represent a 401(k) matching contribution provided by the Company to each NEO. The discretionary 401(k) matching contributions are made to each participant in the 401(k) in an amount up to 4% of the participant’s annual base salary, subject to certain limitations, and vest over a three-year period. As permitted by SEC rules, the amounts shown do not include life insurance premiums for coverage offered through programs available on a nondiscriminatory basis to all employees of the Company.

(3)	Mr. Blackley also serves as director of the Company but did not receive any compensation for his role as a director.

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Compensation of Named Executive Officers

Grants of Plan-Based Awards

The following table shows information with respect to each equity-based award granted to our NEOs during 2021:

			Estimated Future Payouts Under Equity Incentive Plan Awards			All other stock Awards: Number of Shares of Common Stock or Units (2)	Grant Date Fair Value of Stock and Option Awards (3)
Name	Grant Date	Approval Date	Threshold (1)	Target (1)	Maximum (1)
Seth Blackley	3/1/2021	2/9/2021	93,732	187,463	374,926	—	$3,873,923
	3/1/2021	2/9/2021	—	—	—	46,866	915,762
John Johnson	3/1/2021	2/9/2021	20,000	40,000	80,000	—	826,600
	3/1/2021	2/9/2021	—	—	—	40,000	781,600
Steve Tutewohl	3/1/2021	2/9/2021	6,500	13,000	26,000	—	268,645
	3/1/2021	2/9/2021	—	—	—	31,000	605,740
Jonathan Weinberg	3/1/2021	2/9/2021	5,250	10,500	21,000	—	216,983
	3/1/2021	2/9/2021	—	—	—	25,000	488,500
Aammaad Shams	3/1/2021	2/9/2021	—	—	—	15,000	293,100

(1)	The threshold, target and maximums represent 50%, 100% and 200% of the number of PSUs potentially awarded, respectively.

(2)	Reflects time-based RSUs granted under the 2015 Plan.

(3)

The amounts reported in this column represent the aggregate grant-date fair value of PSUs and RSUs granted during 2021 as computed in accordance with ASC 718. For a further discussion of the assumptions used in the calculation of these amounts, please see Note 14 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards table. Consistent with our policy, we have not entered into employment agreements with any of our NEOs. For further information on the material features of the 2021 Bonus Plan, see the section entitled “Annual Cash Incentive Plan” in the “Compensation Discussion & Analysis” section of this proxy statement.

Performance Stock Unit Awards, Leveraged Stock Unit Awards, Restricted Stock Unit Awards and Stock Options Under the 2015 Plan and 2011 Plan

As part of our annual equity award grants in March 2019, 2020 and 2021 our Compensation Committee approved the grant of equity-based awards under the 2015 Plan to certain of our employees, including our NEOs, in the form of RSUs, time-based stock options (2019 only), LSUs (2019 and 2020) and PSUs (2021 only). Our Compensation Committee approved an additional grant of LSUs to Mr. Blackley in June 2020. The RSUs and time-based stock options granted to our NEOs vest 25% on each of the first four anniversaries of the grant date. The LSUs granted to our NEOs vest, if at all, upon the third anniversary of the grant date (or, in the case of the LSUs awarded in June 2020, three years and six months after the grant date) with the final award determined based on the cumulative stock price performance during the period. The terms and conditions of the PSUs granted to our NEOs are described in the section entitled “2021 Performance Stock Units” in the “Compensation Discussion & Analysis” section of this proxy statement. The award agreements under the 2015 Plan contain restrictive covenants, including confidentiality, non-competition and non-solicitation obligations.

46	Evolent Health, Inc. Proxy Statement 2022

Compensation of Named Executive Officers

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by each of our NEOs as of December 31, 2021:

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercized Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares of Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Seth Blackley	4/1/2014	186,040	—		—	3.84	4/1/2024	—		—	—	—
	2/1/2015	200,000	—		—	6.87	2/1/2025	—		—	—	—
	3/1/2016	70,324	—		—	10.27	3/1/2026	—		—	—	—
	3/1/2016	105,485	—		—	10.27	3/1/2026	—		—	—	—
	2/1/2017	91,912	—		—	18.25	2/1/2027	—		—	—	—
	2/1/2017	—	—		—	—	—	—		—	—	—
	2/1/2018	75,758	25,252	(2)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	21,505	(3)	595,043	—	—
	3/1/2019	—	—		—	—	—	186,750	(5)	5,167,373	—	—
	3/2/2020	—	—		—	—	—	180,000	(5)	4,980,600	—	—
	6/4/2020	—	—		—	—	—	140,000	(5)	3,873,800	—	—
	3/1/2021	—	—		—	—	—	187,463	(4)	5,187,101	—	—
	3/1/2021	—	—		—	—	—	46,866	(3)	1,296,782	—	—
Steve Tutewohl	2/1/2018	—	6,313	(2)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	2,688	(3)	74,377	—	—
	3/1/2019	—	10,776	(6)	—	13.29	3/1/2029	—		—	—	—
	3/1/2019	—	—		—	—	—	5,643	(3)	156,142	—	—
	7/1/2019	—	18,702	(6)	—	7.83	7/1/2029	—		—	—	—
	7/1/2019	—	—		—	—	—	9,578	(3)	265,023	—	—
	3/2/2020	—	—		—	—	—	30,000	(3)	830,100	—	—
	3/1/2021	—	—		—	—	—	13,000	(4)	359,710	—	—
	3/1/2021	—	—		—	—	—	31,000	(3)	857,770	—	—
John Johnson	5/1/2016	7,896	—		—	12.22	5/1/2026	—		—	—	—
	2/1/2017	4,595	—		—	18.25	2/1/2027	—		—	—	—
	2/1/2018	15,783	5,261	(2)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	2,240	(3)	61,981	—	—
	3/1/2019	—	—		—	—	—	46,687	(5)	1,291,829	—	—
	3/2/2020	—	—		—	—	—	60,000	(3)	1,660,200	—	—
	3/1/2021	—	—		—	—	—	40,000	(4)	1,106,800	—	—
	3/1/2021	—	—		—	—	—	40,000	(3)	1,106,800	—	—

Evolent Health, Inc. Proxy Statement 2022	47

Compensation of Named Executive Officers

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercized Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares of Units of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Jonathan Weinberg	6/4/2015	16,887	—		—	17.00	6/4/2025	—		—	—	—
	3/1/2016	14,335	—		—	10.27	3/1/2026	—		—	—	—
	2/1/2017	12,255	—		—	18.25	2/1/2027	—		—	—	—
	2/1/2018	18,940	6,313	(2)	—	13.95	2/1/2028	—		—	—	—
	2/1/2018	—	—		—	—	—	2,688	(3)	74,377	—	—
	3/1/2019	—	—		—	—	—	35,016	(5)	968,893	—	—
	3/2/2020	—	—		—	—	—	30,000	(3)	830,100	—	—
	3/1/2021	—	—		—	—	—	10,500	(4)	290,535	—	—
	3/1/2021	—	—		—	—	—	25,000	(3)	691,750	—	—
Aammaad Shams	3/1/2021	—	—		—	—	—	15,000	(3)	415,050	—	—

(1)	The values reported in this column are based on the closing price of the Company’s Class A common stock on the NYSE on December 31, 2021 ($27.67).

(2)	Unvested stock options granted under the 2015 Plan on February 1, 2018, vest on February 1, 2022, subject to the NEO’s continued employment through the applicable vesting date.

(3)	25% of each award of RSUs vests on each of the first four anniversaries of the grant date, subject to the NEO’s continued employment through the applicable vesting date.

(4)

The terms of the PSU awards provide for 50% of the award to vest following a two year performance period and 50% of the award to vest following a three year performance period, with actual vesting based on cumulative Adjusted EBITDA goal achievement during the applicable performance period. Shares are earned based on a sliding scale of performance above and below the performance goal. The sliding scale is anchored by a minimum performance requirement of cumulative Adjusted EBITDA. If the minimum performance goal is not achieved, then no performance shares are earned. If 100% of the performance goal is achieved, then award is paid at target and if the maximum performance is achieved, then 200% of the targeted shares are earned. If the cumulative Adjusted EBITDA falls between tiers on the sliding scale, the actual cumulative Adjusted EBITDA payout percentage shall be determined by linear interpolation between the percentages on a straight-line basis. Shares earned by the two and three-year cumulative Adjusted EBITDA performance will be adjusted based on a respective TSR. Shares earned will be adjusted -10% if TSR performance is in the bottom quartile and will be adjusted +10% if TSR performance is in the upper quartile. TSR represents stock price appreciation over each of the two performance periods.

(5)

The terms of the LSU awards provide for vesting, if at all, upon the third anniversary of the grant date (or, in the case of the June 4, 2020 grant to Mr. Blackley, upon the three and a half year anniversary) with the final award determined based on the cumulative stock price performance during the period. No vesting will occur in the event that our stock price does not experience cumulative growth of at least 33.3% from the grant date to the business day following third anniversary. Each of the grants is subject to share price-based vesting, as follows (i) if the stock price has increased by 33.3%, 75% of the shares will vest, (ii) if the stock price has increased by 50%, 100% of the shares will vest, (iii) if the stock price has increased by 100%, 150% of the shares will vest and (iv) if the stock price has increased by 200% or more, a maximum of 200% of the shares will vest, in each case, subject to the NEO’s continued employment through the applicable vesting date. The amount of shares presented above represents actual shares distributed on March 1, 2022.

(6)

Unvested stock options granted under the 2015 Plan on March 1, 2019 and July 1, 2019 to Mr. Tutewohl vest ratably on each of February 1 and July 1, 2022, and 2023 subject to Mr. Tutewohl’s continued employment through the applicable vesting date.

48	Evolent Health, Inc. Proxy Statement 2022

Compensation of Named Executive Officers

2021 Option Exercises and Stock Vested

The following table shows a summary of any stock option exercises and the vesting of RSUs with respect to our NEOs in 2021.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
Seth Blackley	150,000	$2,168,267	31,779	$575,835
John Johnson	—	—	22,925	440,401
Steve Tutewohl	63,739	312,492	22,011	429,618
Jonathan Weinberg	73,431	863,185	14,057	267,213
Aammaad Shams	—	—	—	—

(1)	Calculated using the closing price of a share of our common stock on the exercise date, less the strike price of the option.

(2)	Calculated using the closing price of a share of our common stock on the vesting date.

Summary of Potential Payments Upon Termination or Change in Control

The following table shows the estimated value of benefits to our NEOs if their employment had been terminated under the various circumstances described below as of December 31, 2021, or upon the occurrence of a change in control. The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, distributions under our 401(k) retirement plan (which plan is generally available to all of our employees) and the value of equity awards that were vested by their terms as of December 31, 2021.

	Without Cause / For Good Reason (No CIC)	Without Cause / For Good Reason (In Connection with CIC)
Seth Blackley
Severance Pay (base salary and bonus components) (1)	$ 2,025,000	$ 3,450,000
Employer-Paid COBRA (2)	28,900	38,533
Value of Equity Award Acceleration (3)	23,136,745	33,071,794
TOTAL	25,190,645	36,560,327
John Johnson
Severance Pay (base salary and bonus components) (1)	925,000	1,387,500
Employer-Paid COBRA (2)	—	—
Value of Equity Award Acceleration (3)	3,870,977	5,992,343
TOTAL	4,795,977	7,379,843
Steve Tutewohl
Severance Pay (base salary and bonus components) (1)	805,000	1,207,500
Employer-Paid COBRA (2)	19,266	28,900
Value of Equity Award Acceleration (3)	1,425,478	3,155,743
TOTAL	2,249,744	4,392,143
Jonathan Weinberg
Severance Pay (base salary and bonus components) (1)	707,500	1,061,250
Employer-Paid COBRA (2)	19,266	28,900
Value of Equity Award Acceleration (3)	2,341,083	3,461,718
TOTAL	3,067,849	4,551,868
Aammaad Shams
Severance Pay (base salary and bonus components) (1)	—	—
Employer-Paid COBRA (2)	—	—
Value of Equity Award Acceleration (3)	103,763	415,050
TOTAL	103,763	415,050

Evolent Health, Inc. Proxy Statement 2022	49

Compensation of Named Executive Officers

(1)	Amounts calculated based on the dollar value of the 2021 base salary and target bonus in effect immediately before the hypothetical termination of December 31, 2021 that would have been payable.

(2)

Amounts represent the dollar value of the incremental cost to the Company by providing continuing health, dental and vision coverage based on the individual’s selected coverage in effect immediately before the hypothetical termination of December 31, 2021.

(3)

The amounts indicated represent the intrinsic value of all unvested non-qualified stock options, market value of all unvested RSUs, unearned LSUs and unearned PSUs that would have vested upon Termination with Good Reason or Without Cause in both CIC and non-CIC situations as of December 31, 2021. The value of the 2019 LSUs are based upon actual shares issued upon their vesting in March 2022. The amounts were calculated based on the closing price of our common stock of $27.67 on December 31, 2021.

(4)	Company’s NEOs are not entitled to any termination payments on single trigger change in control, death/disability, retirement or other termination without Cause or Good Reason.

Narrative to the Potential Payments Upon Termination or Change in Control Table

The material terms of the severance and change in control agreements for Messrs. Blackley, Johnson, Tutewohl and Weinberg are described under the heading “Executive Compensation—Compensation Discussion and Analysis—Severance and Change in Control Agreements for Executive Officers.”

The severance and change in control agreements for each of Messrs., Blackley, Johnson, Tutewohl and Weinberg operate with a “double trigger” in the event of a change in control, meaning severance payments do not occur unless the employment is involuntarily terminated (other than for Cause or Good Reason) within 24 months following a change in control, provided that each executive timely executes a release of claims and complies with applicable restrictive covenants.

“Cause” is defined in each separation and change in control agreement as (a) the executive’s failure to perform any of executive’s material duties to the Company, including, without limitation, a breach of the Company’s code of ethics, conflict of interest or employment policies; (b) the executive’s misappropriation of a material business opportunity of the Company, including securing or attempting to secure any personal profit in connection with any transaction entered into on behalf of the Company; (c) the executive’s misappropriation (or attempted misappropriation) of any Company funds or property; (d) the executive’s conviction of, indictment for (or its procedural equivalent), or entering of a guilty plea or plea of no contest with respect to (or its procedural equivalent), a felony or any other crime involving dishonesty or theft of property; (e) the executive’s commission of one or more acts of sexual harassment in violation of applicable federal, state or local laws; (f) the executive’s use of illegal drugs, abuse of controlled substances, or abuse or excessive use of alcohol, which (in the case of alcohol use) interferes with or affects executive’s responsibilities to the Company or which reflects negatively upon the integrity or reputation of the Company; or (g) the executive’s breach of the terms of the applicable severance and change in control agreement, any other employment agreement, any confidentiality agreement, non-competition agreement or non-solicitation agreement or any other material agreement between Executive and the Company, after giving effect to the notification provisions, if any, and the mechanisms to remedy or cure such breach as described in any such agreement.

“Good Reason” is defined in each separation and change in control agreement as the occurrence, without the executive’s written consent, of (a) a material reduction in executive’s annual base salary or target bonus, as the same may be increased from time to time; (b) the assignment of duties to executive inconsistent in any material respect with executive’s position, authority or responsibilities with the Company, or any other action or omission by the Company which results in a material diminution of such position, authority or responsibilities; (c) a relocation of executive’s principal work location by more than fifty (50) miles from such location as of immediately prior to the date of termination; (d) a material diminution of the authority, duties or responsibilities of the supervisor to whom executive reports; or (e) any material breach of the applicable separation and change in control agreement by the Company. Notice and cure provisions apply.

None of the severance and change in control agreements for Messrs. Blackley, Johnson, Tutewohl or Weinberg provide for the payment of any amounts or provision of any benefits upon death or due to disability.

50	Evolent Health, Inc. Proxy Statement 2022

EQUITY COMPENSATION PLAN INFORMATION

The following table shows certain information as of December 31, 2021, concerning our compensation plans under which equity securities of the Company are authorized to be issued.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2)
Equity compensation plans approved by security holders	6,307,625	$9.15	5,769,190
Equity compensation plans not approved by security holders	—	—	—
Total	6,307,625	$9.15	5,769,190

(1)

Equity compensation plans approved by stockholders which are included in column (a) are the 2011 Plan (which includes 1,348,100 shares to be issued upon exercise of outstanding options) and the 2015 Plan (which includes 2,087,270, 318,963 and 1,084,140 shares underlying outstanding RSUs, PSUs and LSUs, respectively, and 1,469,152 shares to be issued upon exercise of outstanding options). Because there is no exercise price associated with RSUs, PSUs and LSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b). As of April 14, 2022, 4,380,032 shares remain available for future issuance under the 2015 Plan. As of April 14, 2022, there were 6,567,691 shares subject to outstanding awards under the 2015 Plan and 2011 Plan, of which 2,469,541, 520,000 and 797,860 shares of our Class A common stock were subject to outstanding RSUs, LSUs and PSUs, respectively, under the 2015 Plan, 1,452,190 shares of our Class A common stock were subject to outstanding stock options under the 2015 Plan with a weighted average exercise price of $16.69 and a weighted average remaining contractual term of 4.9 years, and 1,328,100 shares of our Class A common stock were subject to outstanding stock options under the 2011 Plan with a weighted average exercise price of $5.09 and a weighted average remaining contractual term of 2.2 years.

(2)

Represents shares available for future issuance under the 2015 Plan. As of April 14, 2022, there were a total of 2,780,290 shares of our Class A common stock subject to outstanding stock options under both our 2011 Plan and 2015 Plan with a weighted average exercise price of $9.58 and a weighted average remaining contractual term of 3.6 years.

Evolent Health, Inc. Proxy Statement 2022	51

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees (other than our CEO) and the annual total compensation of Seth Blackley our CEO.

As of December 31, 2021, which is the date we used to determine our employee population for purposes of identifying our median employee, we had 3,462 full-time and part-time employees, 2,395 of whom are located in the United States with the remaining 1,067 in Pune, India. We did not include independent contractors we retained during 2021.

For the median employee from our employee population, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for determining total compensation in the Summary Compensation Table, except that the estimated value of health and welfare benefits under non-discriminatory benefit plans (estimated for the employee and such employee’s eligible dependents at $15,661) was also included in the calculation of the median employee’s total annual compensation for 2021 for purposes of this pay ratio disclosure, resulting in annual total compensation of $85,726.

The 2021 annual total compensation for our CEO, as reported in the Summary Compensation Table in this proxy statement, was $6,526,285. To maintain consistency between the annual total compensation of our CEO and the median employee, we added the estimated value of our CEO’s health and welfare benefits under non-discriminatory benefit plans (estimated for our CEO and our CEO’s eligible dependents at $20,058) to the amount reported in the Summary Compensation Table. This resulted in 2021 annual total compensation for our CEO for purposes of determining the pay ratio in the amount of $6,546,343. The 2021 median annual total compensation for all employees of our Company (other than our CEO), determined in accordance with the requirements for determining total compensation in the Summary Compensation Table (including the estimated value of health and welfare benefits), was $85,726. The ratio of our CEO’s annual total compensation to the median annual total compensation of all our employees (other than our CEO) for 2021 is 76.4 to 1. We believe this ratio represents a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

52	Evolent Health, Inc. Proxy Statement 2022

PROPOSAL 3:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION FOR 2021

We are asking stockholders to approve an advisory resolution on the compensation of our NEOs as reported in this proxy statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and therefore non-binding on us, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	Attract and retain highly qualified and productive executives.

•	Motivate executives to enhance our overall performance and profitability through the successful execution of the Company’s short- and long-term business strategies, with an emphasis on the long-term.

•	Align the long-term interests of our executives and stockholders through ownership of Evolent Health, Inc.’s Class A common stock by executives and by rewarding stockholder value creation.

•	Deliver an externally competitive and transparent total compensation structure.

•	Reflect our pay-for-performance philosophy.

•	Ensure that compensation opportunities are competitive.

We encourage stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which provides an overview of our executive compensation policies and procedures, how they operate and are designed to achieve our pay-for-performance objectives and how they were applied for 2021. The Summary Compensation Table and other related compensation tables and narrative provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” section of this proxy statement are effective in achieving our goals and that the compensation of the NEOs reported in this proxy statement has contributed to our success.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in this proxy statement.”

The next say-on-pay vote will occur at our 2023 annual meeting, and the next say-on-frequency vote will occur at our 2024 annual meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOs FOR 2021 ON AN ADVISORY BASIS.

Evolent Health, Inc. Proxy Statement 2022	53

DIRECTOR COMPENSATION

Our non-employee director compensation is designed to attract, retain and compensate highly-qualified directors by providing them with competitive compensation and an equity interest in our Company to align their interests with those of our stockholders.

Each of our non-employee directors received the following as compensation for services as a director during 2021: an annual cash retainer of $65,000 and an annual grant of RSUs with a grant-date fair value of $150,000. In addition, the chair of our Audit Committee received an additional annual cash retainer of $25,000, the chair of our Compensation Committee received an additional annual cash retainer of $20,000, and the chairs of our Compliance and Regulatory Affairs Committee, our Nominating and Corporate Governance Committee and our Strategy Committee received an additional annual cash retainer of $15,000. The members of our Audit Committee received an additional annual cash retainer of $10,000, the members of our Compensation Committee received an additional cash retainer of $7,500 and the members of our Compliance and Regulatory Affairs Committee, our Nominating and Corporate Governance Committee and our Strategy Committee received an additional cash retainer of $5,250. Our Lead Independent Director received an additional cash retainer of $25,000. Following the Annual Meeting, Mr. Williams in his role as Executive Chair received an equity grant of RSUs with a grant-date fair value of $150,000.The equity awards granted to our non-employee directors and Mr. Williams were made pursuant to the 2015 Plan (the terms of which are summarized below) and vest on the earlier of the first anniversary of grant and the date of the Company’s 2022 annual meeting subject generally to continued service through such date.

The Compensation Committee is responsible for reviewing at least every two years the compensation for non-employee directors and making recommendations to the Board for its approval. As part of its most recent review, the Compensation Committee received information on compensation provided to non-employee directors at a peer group of companies and recommended changes to our director compensation program, which were approved by the Board in February 2022 and will go into effect following the Annual Meeting. Going forward, our non-employee directors will receive an annual cash retainer of $75,000 and an annual grant of RSUs with a grant-date fair value of $160,000. In April 2022, the Board approved an annual cash retainer for the independent Board Chair of $90,000.

In addition to non-employee directors, the Compensation Committee reviewed compensation for the Chair role that Mr. Williams currently occupies. The Compensation Committee reviewed pay at a peer group of companies for this role and approved recommendations. These changes went into effect on January 1, 2022 which included adjusting base salary to $150,000 and an annual grant of RSUs with a grant-date fair value at $160,000 to be granted after the Annual Meeting.

The Company currently anticipates that its non-employee directors and Mr. Williams will receive annual equity grants on the date of the annual stockholder meeting and any future directors elected other than at the annual meeting will receive a grant upon joining our Board and thereafter on the same schedule as other directors.

54	Evolent Health, Inc. Proxy Statement 2022

Director Compensation

The table below details the compensation of our directors during 2021.

Director (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total Director Compensation
Craig Barbarosh (3)	$104,938	$212,508	$—	$—	$—	$—	$317,446
Michael D’Amato	97,438	150,000	—	—	—	—	247,438
M. Bridget Duffy, MD	82,250	150,000	—	—	—	—	232,250
David Farner	65,000	150,000	—	—	—	—	215,000
Peter Grua	106,250	150,000	—	—	—	—	256,250
Diane Holder	87,438	150,000	—	—	—	—	237,438
Kim Keck (4)	111,083	202,095	—	—	—	—	313,178
Cheryl Scott	112,750	150,000	—	—	—	—	262,750
Tunde Sotunde, MD (5)	14,054	26,269	—	—	—	—	40,323
Frank Williams (6)	—	150,000	—	—	—	—	150,000

(1)

As permitted by SEC Rules, Seth Blackley, Chief Executive Officer, is not included in this table because he is an employee of the Company and receives no additional compensation for service as a director. The compensation received by Mr. Blackley as an employee is shown in the Summary Compensation Table.

(2)

Amounts in this column represent the grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718 and reflect an estimate of the grant date fair value of RSU grants made during the 2021 fiscal year, rather than amounts paid to or realized by the non-employee directors. The RSUs vest on the earlier of June 10, 2022, and the date of the Company’s 2022 annual meeting, subject in each case to continued service through the vesting date. See Note 14 of Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for a discussion of the assumptions used in valuation of the RSU awards.

(3)

Craig Barbarosh received a cash retainer of $25,000 and stock awards of $62,508 upon his election to the Board in December 2020, representing a pro-rata portion of the $50,000 annual cash retainer and annual grant of RSUs with a grant date value of $125,000 paid to non-employee directors in respect of the period from his election to the Board until the payment of annual non-employee compensation in June 2021.

(4)

Kim Keck received a cash retainer of $20,833 and stock awards of $52,095 upon her election to the Board in January 2021, representing a pro-rata portion of the $50,000 annual cash retainer and annual grant of RSUs with a grant date value of $125,000 paid to non-employee directors in respect of the period from her election to the Board until the payment of annual non-employee compensation in June 2021.

(5)

Tunde Sotunde, MD received a cash retainer of $53,500 and stock awards of $100,005 upon his election to the Board in October 2021, representing a pro-rata portion of the $65,000 annual cash retainer, $10,000 annual audit committee member cash retainer, $5,250 annual compliance and regulatory affairs committee member retainer and annual grant of RSUs with a grant date value of $150,000 paid to non-employee directors in respect of the period from his election to the Board until the payment of annual non-employee compensation in June 2022. The amount presented in the table above represents the pro-rata portion from the date of his election through December 31, 2021.

(6)

Frank Williams, Chair, is included in this table because he received an equity grant of RSUs with a grant-date fair value of $150,000. As an executive of the company, in 2021, Mr. Williams received a base salary of $400,000.

Evolent Health, Inc. Proxy Statement 2022	55

Director Compensation

The following table shows the aggregate number of outstanding equity awards held by each director (other than Mr. Blackley) at December 31, 2021.

Director	RSUs Outstanding
Craig Barbarosh	7,785
M. Bridget Duffy, MD	7,785
David Farner	7,785
Peter Grua	7,785
Diane Holder	7,785
Kim Keck	7,785
Cheryl Scott	7,785
Tunde Sotunde, MD	3,405
Frank Williams (1)	7,785

(1)	In addition, Mr. Williams has 1,594,676 outstanding options and 480,978 unvested stock awards as of December 31, 2021.

Director RSUs under the 2015 Plan

As reported in the Director Compensation Table above, in 2021, we granted an award of RSUs to each of our non-employee directors and Mr. Williams. The RSUs cliff vest on the earlier of June 10, 2022, and the date of our 2022 annual meeting, subject to the director’s continued service through the vesting date.

Absent a Change in Control (as defined above in “-Restricted Stock Unit Awards and Stock Options under the 2015 Plan”), upon a termination of service with the Board for any reason prior to the vesting date, the director’s RSU award is forfeited. Under the terms of the 2015 Plan, any non-employee director unvested RSUs will vest upon termination of the director’s services without Cause (as defined above in “-Restricted Stock Unit Awards and Stock Options under the 2015 Plan”) on or within 12 months following a Change in Control. Mr. Williams’ RSUs will vest in accordance with the terms of his severance and change-in-control agreement with the Company.

Non-Employee Director Stock Ownership Guidelines

To further align the long-term interests of our executives and our stockholders, in 2020, we adopted stock ownership guidelines applicable to our directors. The guidelines require non-employee directors to maintain beneficial ownership of shares of our common stock at five times the annual cash retainer (measured in market value). Our directors have five years from the effective date of their respective election or appointment to satisfy these stock ownership guidelines.

56	Evolent Health, Inc. Proxy Statement 2022

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Class A common stock as of April 14, 2022, by:

•	each person whom we know to own beneficially more than 5% of our Class A common stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

As of April 14, 2022, there were 91,593,603 shares of our Class A common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of our Class A common stock subject to options currently exercisable or exercisable within 60 days of April 14, 2022, or shares of our Class A common stock subject to unvested RSUs that will vest within 60 days of April 14, 2022, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock.

	Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned
Named executive officers and directors
Frank Williams (1)	2,310,550	2.5%
Seth Blackley (2)	1,032,891	1.1%
Craig Barbarosh (3)	11,634	*
M. Bridget Duffy, MD (3)	34,084	*
David Farner (3) (4)	61,527	*
Peter Grua (3) (5)	31,306	*
Diane Holder (3) (6)	61,527	*
Kim Keck (3)	10,660	*
Cheryl Scott (3)	38,640	*
Tunde Sotunde, MD (7)	3,405	*
John Paul Johnson (8)	110,135	*
Aammaad Shams	2,137	*
Steve Tutewohl	12,208	*
Jonathan Weinberg (9)	131,848	*
All directors and executive officers as a group (fourteen people)	3,852,552	4.2%
Greater than 5% Stockholders:
Engaged Capital LLC (10)	7,893,194	8.6%
The Vanguard Group (11)	7,545,992	8.2%
UPMC (12)	6,434,283	7.0%
JPMorgan Chase & Co. (13)	6,112,240	6.7%
Granahan Investment Management LLC (14)	4,998,680	5.5%
BlackRock, Inc. (15)	5,889,963	6.4%

Evolent Health, Inc. Proxy Statement 2022	57

Security Ownership of Certain Beneficial Owners and Management

*	Represents less than 1.0%

(1)

Includes 1,574,676 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 14, 2022 and 7,785 restricted stock units from service on our board of directors that will vest within 60 days of April 14, 2022. Excludes 66,064 shares held in a grantor retained annuity trust (“GRAT”) for estate planning purposes. Mr. Williams is not the trustee of the GRAT and, therefore, does not have voting or dispositive power over such shares; as a result, Mr. Williams also disclaims beneficial ownership of the shares in the GRAT.

(2)	Includes 754,711 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 14, 2022.

(3)	Includes 7,785 restricted stock units from service on our board of directors that will vest within 60 days of April 14, 2022.

(4)

David Farner, who is one of our directors, is Executive Vice President and Chief Strategic and Transformation Officer of UPMC. Mr. Farner has no voting or investment power over and disclaims beneficial ownership of the shares held by UPMC. The address of Mr. Farner is c/o UPMC, U.S. Steel Building, 600 Grant Street, 62nd Floor, Pittsburgh, PA 15219.

(5)	Includes 23,251 shares held by the Peter J. Grua 2004 Revocable Trust and 7,785 restricted stock units from service on our board of directors that will vest within 60 days of April 14, 2022.

(6)

Diane Holder, who is one of our directors, is Executive Vice President of UPMC. Ms. Holder has no voting or investment power over and disclaims beneficial ownership of the shares held by UPMC. The address of Ms. Holder is c/o UPMC, U.S. Steel Building, 600 Grant Street, 55th Floor, Pittsburgh, PA 15219.

(7)	Includes 3,405 restricted stock units from service on our board of directors that will vest within 60 days of April 14, 2022.

(8)	Includes 33,535 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 14, 2022.

(9)	Includes 68,730 shares of Class A common stock underlying options that are currently exercisable or exercisable within 60 days of April 14, 2022.

(10)

Beneficial ownership is based on Amendment No. 2 to Schedule 13G filed by Engaged Capital LLC reporting ownership as of November 4, 2021. Engaged Capital LLC disclosed sole voting power as to 7,893,194 shares of Class A common stock and sole dispositive power as to 7,893,194 shares of Class A common stock. The address of Engaged Capital LLC is 610 Newport Center Drive, Suite 250, Newport Beach, California 92660.

(11)

Beneficial ownership is based on Amendment No. 4 to Schedule 13G filed by The Vanguard Group reporting ownership as of December 31, 2021. The Vanguard Group disclosed shared voting power as to 84,295 shares of Class A common stock, sole dispositive power as to 7,386,820 shares of Class A common stock and shared dispositive power with respect to 159,172 shares of Class A common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(12)

The board of directors of UPMC has voting and dispositive power over the shares of Class A common stock held by UPMC. The members of such board of directors disclaim beneficial ownership with respect to such shares. The address of UPMC is UPMC, U.S. Steel Building, 600 Grant Street, 55th Floor, Pittsburgh, PA 15219.

(13)

Beneficial ownership is based on Amendment No. 5 to Schedule 13G filed by JPMorgan Chase & Co. reporting ownership as of December 31, 2021. JPMorgan Chase & Co. disclosed sole voting power as to 4,925,542 shares of Class A common stock and sole dispositive power as to 6,100,540 shares of Class A common stock. The address of JPMorgan Chase & Co. is 383 Madison Avenue, New York, NY 10179.

(14)

Beneficial ownership is based on Schedule 13G filed by Granahan Investment Management LLC reporting ownership as of December 31, 2021. Granahan Investment Management LLC disclosed sole voting power as to 4,700,299 shares of Class A common stock and sole dispositive power as to 4,998,680 shares of Class A common stock. The address of Granahan Investment Management LLC, 404 Wyman Street, Suite 460, Waltham, MA 02451.

(15)

Beneficial ownership is based on Amendment No. 3 to Schedule 13G filed by BlackRock, Inc. reporting ownership as of December 31, 2021. BlackRock, Inc. disclosed sole voting power as to 5,684,951 shares of Class A common stock and sole dispositive power as to 5,889,963 shares of Class A common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

58	Evolent Health, Inc. Proxy Statement 2022

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Director Compensation,” the following is a description of each transaction that has occurred since the beginning of 2021, and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, beneficial holders of more than 5% of either class of our common stock, or any member of their immediate family or person sharing their household had or will have a direct or indirect material interest.

Tax receivables agreement

As part of our initial public offering in 2015, we entered into a tax receivables agreement with certain of our pre-IPO investors, including UPMC, which beneficially owned approximately 7.0% of our outstanding Class A common stock as of April 14, 2022. Exchanges of Class B common units of Evolent Health LLC, together with an equal number of shares of our Class B common stock, for shares of our Class A common stock, have increased our tax basis in Evolent Health LLC’s tangible and intangible assets. These increases in tax basis have increased our depreciation and amortization deductions and create other tax benefits and, therefore, may reduce the amount of tax that we would otherwise be required to pay in the future. In addition, certain net operating losses are available to us as a result of the reorganization we completed in connection with our initial public offering.

The tax receivables agreement requires us to pay to such investors 85% of the cash savings, if any, in U.S. federal, state and local and non-U.S. income tax (as applicable) we realize as a result of any deductions attributable to increases in tax basis following the exchanges described above or deductions attributable to imputed interest or future increases in tax basis following payments made under the tax receivables agreement. Additionally, pursuant to the same agreement we will pay the former stockholders of Evolent Health Holdings, Inc. 85% of the amount of the cash savings, if any, in U.S. federal, state and local and non U.S. income tax that we realize as a result of the utilization of approximately $79.3 million of net operating losses attributable to periods prior to our initial public offering, as well as deductions attributable to imputed interest on any payments made under the agreement.

We will benefit from the remaining 15% of any realized cash savings. For purposes of the tax receivables agreement, cash savings in income tax will be computed by comparing our actual income tax liability with our hypothetical liability had we not been able to utilize the tax benefits subject to the tax receivables agreement. The tax receivables agreement will remain in effect until all such tax benefits have been used or expired, unless the agreement is terminated early, as described below. Estimating the amount of payments to be made under the tax receivables agreement cannot be done reliably at this time because any increase in tax basis, as well as the amount and timing of any payments under the tax receivables agreement, will vary depending on a number of factors, including:

•	the tax rates in effect at the time we use the increased amortization and depreciation deductions or realize other tax benefits;

•	any limitation on our utilization of the net operating losses attributable to periods prior to our initial public offering under Section 382 of the Code; and

•	the amount, character and timing of our taxable income.

We are required under the tax receivables agreement to pay 85% of the tax savings, described above, if any, as and if realized. Except in certain circumstances, if in a given taxable year we do not have taxable income, before taking into account any tax benefits subject to the tax receivables agreement, we will not be required to make payments under the agreement for that taxable year because no tax savings will have been realized.

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Certain Relationships and Related Party Transactions

The payments that we make under the tax receivables agreement could be substantial. Assuming no material changes in relevant tax law and based on our current operating plan and other assumptions, including our estimate of the tax basis of our assets as of the date of the offering reorganization, we estimate that the total amount that we would be required to pay under the tax receivables agreement could be approximately $109.8 million. This estimated amount includes (i) approximately $17.2 million of potential future payments under the tax receivables agreement related to the future utilization of the pre-IPO NOLs described above and (ii) approximately $92.6 million related to the tax basis step-up of the assets of Evolent Health LLC in connection with the exchanges that occurred in 2016, 2017, 2018 and 2019. The actual amount we will be required to pay under the tax receivables agreement may be materially greater than these amounts, as potential future payments will vary depending on a number of factors, including those listed above. The obligations under the tax receivables agreement are obligations of Evolent Health, Inc. and not obligations of Evolent Health LLC. Payments under the tax receivables agreement are generally due within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, but interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments will generally accrue interest at a rate of LIBOR plus 500 basis points.

The tax receivables agreement provides that upon certain changes of control, or if, at any time, we elect an early termination of the tax receivables agreement or are in material breach of our obligations under the tax receivables agreement, we would be required to make an immediate payment equal to the present value of the anticipated future tax benefits to certain parties under the tax receivables agreement. Such payment would be based on certain valuation assumptions and deemed events set forth in the tax receivables agreement, including the assumptions that we have sufficient taxable income to fully utilize such tax benefits. The benefits would be payable even though, in certain circumstances no net operating losses would actually be used at the time of the accelerated payment under the tax receivables agreement. Accordingly, payments under the tax receivables agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the benefits we realize in respect of the tax attributes subject to the tax receivables agreement.

Were the IRS to successfully challenge the tax basis increases or the existence or amount of net operating losses described above, we would not be reimbursed for any payments previously made under the tax receivables agreement, but future payments under the tax receivables agreement, if any, would be netted against any unreimbursed payments to reflect the result of any such successful challenge by the IRS. As a result, we could make payments under the tax receivables agreement in excess of our actual cash savings in income tax. Furthermore, payments under the tax receivables agreement will themselves give rise to additional tax benefits and therefore, to additional payments under the tax receivables agreement. To the extent that we are unable to make payments under the tax receivables agreement for any reason, such payments will be deferred and will accrue interest until paid.

Stockholders agreement

In connection with our initial public offering, we entered into a stockholders agreement with certain stockholders, including UPMC. The stockholders agreement contains provisions related to the composition of our Board, the committees of our Board and our corporate governance. Under the stockholders agreement, for so long as UPMC owns at least 40% of the shares of common stock held by it upon the completion of our initial public offering, UPMC will be entitled to nominate two directors to serve on our Board. When UPMC owns less than 40% but at least 5% of the shares of common stock held by it following the completion of our initial public offering, UPMC will be entitled to nominate one director to serve on our Board. As of April 14, 2022, UPMC owned more than 40% of its shares of common stock held upon the completion of our initial public offering. Pursuant to these provisions, UPMC designated Diane Holder and David Farner.

The stockholders agreement provides that UPMC and its affiliates will not have any duty to refrain from (1) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (2) doing business with any of our clients, customers or vendors. In the event that UPMC or any of its affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity of us, they

60	Evolent Health, Inc. Proxy Statement 2022

Certain Relationships and Related Party Transactions

will have no duty to communicate or offer such corporate opportunity to us. The stockholders agreement prohibits certain business combination transactions in which our Class A common stock is exchanged for consideration unless each holder of shares of Class A common stock or Class B common stock is allowed to participate equally in the transaction as if the Class B common stock, together with the corresponding number of Class B units, had been exchanged for shares of Class A common stock pursuant to the exchange agreements immediately prior to the transaction.

Registration rights agreement

In connection with our initial public offering, we entered into a registration rights agreement with certain stockholders, including UPMC, to register for sale under the Securities Act shares of our Class A common stock in the circumstances described above. As of April 14, 2022, the only shares covered by registration rights were 6,434,283 shares of Class A common stock held by UPMC.

Piggyback registration rights

If we propose to register any shares of our equity securities under the Securities Act either for our own account or for the account of any other person, then UPMC is entitled to notice of the registration and will be entitled to include their shares of Class A common stock in the registration statement. These piggyback registration rights are subject to specified conditions and limitations, including the right of the underwriters, if any, to limit the number of shares included in any such registration under specified circumstances.

Shelf registration rights

Pursuant to the registration rights agreement, we registered the potential resale of all the shares of Class A common stock entitled to these registration rights, including such shares reserved for potential exchange in the future for Class B common units, on our Registration Statement on Form S-3, File No. 333-212709, initially filed on July 28, 2016, and declared effective on August 12, 2016.

Expenses and indemnification

We will pay all expenses relating to any demand, piggyback or shelf registration, other than underwriting discounts and commissions and any transfer taxes, subject to specified conditions and limitations. The registration rights agreement includes customary indemnification provisions, including indemnification of the participating holders of shares of Class A common stock and their directors, officers and employees by us for any losses, claims, damages or liabilities in respect thereof and expenses to which such holders may become subject under the Securities Act, state law or otherwise.

Termination of registration rights

The registration rights granted under the registration rights agreement will terminate upon the date the holders of shares that are a party thereto no longer hold any such shares that are entitled to registration rights.

Commercial agreements with UPMC

As described below, Evolent Health LLC is a party to various commercial agreements with UPMC.

Services, reseller and non-competition agreements

The Company and UPMC are parties to a Reseller, Services and Non-Competition Agreement, dated August 31, 2011, which was amended and restated by the parties on June 27, 2013 (as amended through the date hereof, the “UPMC Reseller Agreement”). Under the terms of the UPMC Reseller Agreement, UPMC has appointed the Company as a non-exclusive reseller of certain UPMC third party administration services (“TPA”). The UPMC Reseller Agreement includes certain non-compete provisions applicable to the Company, including certain regional restrictions as well as restrictions prohibiting the Company from providing certain TPA services to a limited number of third parties for a certain period of time. Subject to

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Certain Relationships and Related Party Transactions

these limitations, the Company is not otherwise restricted from providing TPA services to third parties. The UPMC Reseller Agreement also restricts UPMC’s right to sell certain products and services to certain Evolent Health LLC partners and certain prospective partners. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses, including those relating to material breach of the UPMC Reseller Agreement. Each of UPMC and Evolent Health LLC may terminate the UPMC Reseller Agreement for cause, subject to a specified notice period. We had expenses attributable to UPMC of $0.6 million and $2.8 million under the UPMC Reseller Agreement during the three months ended March 31, 2022, and fiscal year ended December 31, 2021, respectively.

License agreements

In connection with its formation, Evolent Health LLC entered into an IP Agreement with UPMC (the “UPMC IP Agreement”), pursuant to which UPMC granted Evolent Health LLC a license to certain intellectual property, subject to certain time and use limitations, in exchange for its equity interest in Evolent Health LLC. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses including those relating to material breach of the UPMC IP Agreement.

In connection with its formation, Evolent Health LLC also entered into a Technology Agreement with UPMC (the “UPMC Technology Agreement”), pursuant to which UPMC granted to Evolent Health LLC a license to use and sublicense a technology platform developed by UPMC which enables the sharing of key, actionable information among hospitals, clinicians, health plan and other healthcare resources, subject to certain time and use limitations, in exchange for its equity interest in Evolent Health LLC. UPMC and Evolent Health LLC have agreed to indemnify each other for any losses including those relating to material breach of the UPMC Technology Agreement.

Other transactions

From time to time, we have engaged in equity and debt financing transactions with our investors and from time to time we consider engaging in such transactions in the future.

We were party to an agreement with Health Fidelity, Inc., an entity in which UPMC holds an interest, under which Health Fidelity, Inc. provided certain risk adjustment software services to us in the ordinary course of business. Total expenses attributable to Health Fidelity, Inc. in the three months ended March 31, 2022, and in fiscal year ended December 31, 2021 were $0 and $0.1 million, respectively.

Indemnification of directors and officers

Our third amended and restated by-laws provide that we will indemnify and advance expenses to our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”). In addition, our second amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except as otherwise prohibited under the DGCL.

We have entered into customary indemnification agreements with each of our directors and officers. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification and expense reimbursement, to the fullest extent permitted under the DGCL. Our indemnification agreements also require us to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the indemnification agreements are not exclusive.

Policies and procedures for related party transactions

Our Board has adopted a written policy for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to the Company to be the beneficial owner of more than 5% of any outstanding class of the voting securities of the Company, or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Audit Committee is responsible for applying the policy with the assistance of the General Counsel or his or her designee (if any). Transactions

62	Evolent Health, Inc. Proxy Statement 2022

Certain Relationships and Related Party Transactions

covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 since the beginning of the previous fiscal year; (ii) the Company is, will or may be expected to be a participant; and (iii) any related person has or will have a direct or indirect material interest.

The Audit Committee may take into account such factors it deems appropriate in its determination to approve a transaction, which may include:

•	The extent of the related person’s interest in the transaction;

•	Whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling his or her duties and responsibilities to the Company;

•	Whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

•	Whether the transaction is in the best interests of the Company and its stockholders;

•	Whether the transaction is consistent with any conflict of interest policy set forth in the Company’s Standards of Business Conduct and other policies; and

•

Whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director under the NYSE listing standards or our corporate governance policy; (ii) an “outside director” under Code Section 162(m) or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such director serves on the Compensation Committee; or (iii) an independent director under Rule 10A-3 of the Exchange Act and the NYSE listing standards, if such director serves on the Audit Committee.

The Audit Committee may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves, including, but not limited to:

•	Conditions relating to ongoing reporting to the Audit Committee and other internal reporting;

•	Limitations on the dollar amount of the transaction;

•	Limitations on the duration of the transaction or the Audit Committee’s approval of the transaction; and

•	Other conditions for the protection of the Company and to avoid conferring an improper benefit, or creating the appearance of a conflict of interest.

Evolent Health, Inc. Proxy Statement 2022	63

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

Holders of record of our Class A common stock at the close of business on April 14, 2022, the record date for the Annual Meeting, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting. If you are a holder of record of our Class A common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date. Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the Annual Meeting?

At the Annual Meeting, you will be asked to vote on the following proposals:

Proposal 1:	Proposal 2:	Proposal 3:

the election of seven Class I and Class III director nominees named in this proxy statement to serve on our Board;	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and	the approval of the compensation of our named executive officers for 2021 on an advisory basis (also referred to as the “say-on-pay” vote).
see Page 6	see Page 14	see Page 53

You also may be asked to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person (by virtual attendance) or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of any business at the Annual Meeting. Virtual attendance at the Annual Meeting constitutes presence in person for purposes of quorum. As of April 14, 2022, the record date, there were 91,593,603 shares of our Class A common stock outstanding and entitled to vote.

Each share of Class A common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the Annual Meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

64	Evolent Health, Inc. Proxy Statement 2022

Questions and Answers About the Annual Meeting

What vote is required to approve each proposal?

	Proposal	Stockholder Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-votes (1)

1	Election of Class 1 and Class III Directors	Majority of votes cast	No effect	No effect
2	Ratification of the selection of Deloitte & Touche LLP as our independent public accounting Firm	Majority of votes cast	No effect	There will be no broker non-votes
3	Advisory vote to approve executive compensation (2)	Majority of votes cast	No effect	No effect

(1)

A “broker non-vote” occurs when a broker holding shares for a street name holder submits a valid proxy but does not vote on a particular proposal because the broker has not received voting instructions from the stockholder for whom it is holding shares and does not have discretionary authority to vote on the matter. Brokers will only have discretionary authority to vote on Proposal 2, the ratification of the appointment of the independent registered public accounting firm. Broker non-votes will have no effect on Proposal 1 or 3 because broker non-votes are not considered a vote cast.

(2)

As an advisory vote, this proposal is not binding. However, the Board and its Human Resources and Compensation Committee will consider the outcome of the vote when making future compensation decisions for our executive officers.

How do I attend and vote my shares at the Virtual Annual Meeting?

To attend and vote your shares during the virtual Annual Meeting, you will need to log-in to https://web.lumiagm.com/209916247 (password “evolent2022”) using, (i) for record holders, the control number on your proxy card or (ii) for holders who own shares in street name through brokers, the control number issued to you pursuant to the registration process described below.

If you attend the Annual Meeting, you may vote whether or not you previously have given a proxy, but your presence (without further action) at the Annual Meeting will not constitute revocation of a previously given proxy. Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in “street name,” only that bank, broker or other nominee can revoke your proxy on your behalf.

You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a “legal proxy” from the bank, broker or other nominee giving you the right to vote the shares at the Annual Meeting, by attending the Annual Meeting and voting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form. After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company LLC

Attn: Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on June 2, 2022. You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the Annual Meeting and vote your shares at https://web.lumiagm.com/209916247 during the meeting. The password for the Annual Meeting is “evolent2022.” Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

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Questions and Answers About the Annual Meeting

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;

•	properly submitting to us a proxy with a later date;

•	submitting a vote at a later time online before the closing of this voting facility at 11:59 p.m. EDT, June 8, 2022; or

•	voting at the Annual Meeting (see “How do I attend and vote my shares at the Virtual Annual Meeting” above).

Can I ask questions at the Virtual Annual Meeting?

Stockholders as of our record date who attend and participate in our virtual Annual Meeting at https://web.lumiagm.com/209916247 (password “evolent2022”) will have an opportunity to submit questions live via the Internet during a designated portion of the meeting. To ask a question, stockholders must have available their control number provided on their proxy card, voting instruction form or Notice. Stockholders attending the virtual Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

Who will count the votes?

We have retained American Stock Transfer & Trust Company, LLC to tabulate the votes for the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We will publish the final results of the voting in a Current Report on Form 8-K within four business days after the Annual Meeting.

How do I vote?

Voting at the Virtual Annual Meeting. Stockholders who attend the virtual Annual Meeting should follow the instructions at https://web.lumiagm.com/209916247. The password for the Annual Meeting is “evolent2022.”

Voting by Proxy. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, access to our proxy materials via the Internet. In that case, you may instruct the proxy holders named in the proxy card how to vote your shares of common stock in one of the following ways:

•	Vote online. You can vote at www.voteproxy.com. To vote online, you must have the stockholder identification number provided in your proxy card.

•	Vote by regular mail. If you received printed materials and would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and voting instructions have been forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form for this purpose.

If you sign and submit your proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with the Board’s recommendations specified in the next question and in accordance with the discretion of the person named on the proxy card with respect to any other matters that may be voted upon at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.

66	Evolent Health, Inc. Proxy Statement 2022

Questions and Answers About the Annual Meeting

Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the Annual Meeting.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

•	FOR Proposal 1: the election of seven Class I and Class III director nominees named in this proxy statement to serve on our Board;

•	FOR Proposal 2: the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

•	FOR Proposal 3: the approval of the compensation of our named executive officers for 2021 on an advisory basis (also referred to as the “say-on-pay” vote).

What other information should I review before voting?

Our 2021 Annual Report to stockholders, including our consolidated financial statements for the fiscal year ended December 31, 2021, is being made available to you along with this proxy statement. You may obtain, free of charge, copies of our 2021 Annual Report to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which contains additional information about the Company, on our website at www.evolenthealth.com or by directing your request in writing to Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, Attention: Investor Relations. Our 2021 Annual Report to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, email or personal interviews.

Why didn’t I automatically receive a paper copy of the proxy statement, proxy card and annual report?

Pursuant to rules adopted by the SEC, we have elected to provide our stockholders access to our proxy materials via the Internet.

How can I receive electronic access to the proxy materials?

You may access our proxy materials over the Internet at http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx. The materials sent to you include instructions on how to request a printed set of the proxy materials by mail or an electronic set of materials by email. In addition, stockholders may request to receive future proxy materials in printed form, by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the environmental impact of the Annual Meeting. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive future proxy materials by email will remain in effect until you terminate it.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

Evolent Health, Inc. Proxy Statement 2022	67

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses.

Stockholder Proposals

Proposals for Inclusion in our Proxy Materials

If any stockholder, in accordance with SEC Rule 14a-8, wishes to submit a proposal for inclusion in our proxy statement for our 2023 annual meeting of stockholders, the proposal must be received by our Secretary on or before the close of business on December 30, 2022. The proposal should be mailed by certified mail return receipt requested to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203.

Nominations for Inclusion in our Proxy Materials (Proxy Access)

Under our proxy access by-law, a stockholder (or a group of up to 20 stockholders) owning three percent or more of our Class A common stock continuously for at least three years may nominate and include in our proxy statement candidates for the greater of two or 20% of our Board. Nominations must comply with the requirements and conditions of our proxy access by-law and applicable law, including delivering proper notice to us not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting, which means not earlier than January 10, 2023 nor later than February 9, 2023. If the date of the 2023 annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding annual meeting, notice must be received not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made.

Other Proposals and Nominations

Any stockholder who wishes to make a nomination or introduce an item of business, other than as described above, must comply with the procedures set forth in our by-laws and under applicable law, including delivering proper notice to us not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting, which means not earlier than January 10, 2023 nor later than February 9, 2023. If the date of the 2023 annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding annual meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the 10th day following the day on which Public Announcement of the date of such meeting is first made. To comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934 no later than April 10, 2023.

Householding of Proxy Materials

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement, notice of internet availability and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address,

68	Evolent Health, Inc. Proxy Statement 2022

Other Matters

householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker, or notify us by writing to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, or via phone at 1-844-246-2928. If you share an address with another stockholder and have received only one set of this year’s proxy materials and you wish to receive a separate copy, please notify us by writing to our Secretary at Evolent Health, Inc., 800 N. Glebe Road, Suite 500, Arlington, VA 22203, or via phone at 1-844-246-2928 and we will deliver a separate copy to you promptly.

Other Matters

The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of our Board of Directors,

Jonathan D. Weinberg

General Counsel and Secretary

Arlington, VA

April 29, 2022

Evolent Health, Inc. Proxy Statement 2022	69

APPENDIX A

USE OF NON-GAAP FINANCIAL METRICS

Adjusted EBITDA

Adjusted EBITDA is defined as net loss attributable to common shareholders of Evolent Health, Inc. before interest income, interest expense, (provision) benefit for income taxes, depreciation and amortization expenses, adjusted to exclude , gain on the transfer of membership, loss on repayment of debt, gain (loss) from equity method investees, changes in fair value of contingent consideration and indemnification asset, other income (expense), net, repositioning costs, stock-based compensation expense, severance costs, amortization of contract cost assets, strategy and shareholder advisory expenses, acquisition-related costs and gain (loss) from discontinued operations. The following table presents our reconciliation of Adjusted EBITDA to net loss attributable to common shareholders of Evolent Health, Inc. (unaudited, in thousands):

	For the Year Ended December 31, 2021	For the Three Months Ended
		March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021
Net loss attributable to common shareholders of Evolent Health, Inc.	$(37,601)	$ (9,807)	$ (9,107)	$(13,040)	$ (5,647)

Less:
Interest income	407	123	68	120	96
Interest expense	(25,425)	(6,337)	(6,274)	(6,367)	(6,447)
(Provision) benefit for income taxes	(483)	(611)	(91)	(234)	453
Depreciation and amortization expenses	(60,037)	(15,187)	(14,916)	(14,859)	(15,075)
Gain on transfer of membership	45,938	22,969	—	—	22,969
Loss on repayment of debt	(21,343)	(19,158)	—	—	(2,185)
Gain from equity method investees	13,179	7,783	4,879	63	454
Change in fair value of contingent consideration and indemnification asset	(13,281)	594	—	225	(14,100)
Other income (expense), net	(146)	(14)	(18)	(41)	(73)
Repositioning costs	(7,318)	(5,380)	(663)	—	(1,275)
Stock-based compensation expense	(16,711)	(3,706)	(3,653)	(4,395)	(4,957)
Severance costs	(198)	(52)	—	—	(146)
Amortization of contract cost assets	(476)	(127)	(196)	(110)	(43)
Strategy and shareholder advisory expenses	(6,513)	(5,000)	(1,513)	—	—
Acquisition costs	(4,194)	(1,994)	(76	(1,207)	(917)
Gain (loss) from discontinued operations	(7,317)	1,383	—	—	(8,700)
Adjusted EBITDA	$ 66,317	$ 4,907	$ 13,346	$ 13,765	$ 24,299

Evolent Health, Inc. Proxy Statement 2022	A-1

Appendix A Use of Non-GAAP Financial Metrics

Revenue Excluding Divested Assets

Revenue Excluding Divested Assets is defined as the sum of revenue less revenue from our divested health plan assets. Management uses Revenue Excluding Divested Assets as a supplemental performance measure because it reflects our on-going operational results. The measures is useful to investors because it reflects the full view of our operational performance in line with how we generate our long-term forecasts. The following table presents our reconciliation of Revenue Excluding Divested Assets to total revenue (unaudited, in thousands):

	For the Year Ended December 31,
	2021	2020
Total revenue	$907,957	$924,639

Less:
Revenue from divested assets	17,355	273,015
Revenue excluding divested assets	$890,602	$651,624

Cash and Cash Equivalents and Investments, Net of Regulated Cash

Cash and cash equivalents and investments, net of regulated cash is defined as cash and cash equivalents and investments determined in accordance with GAAP adjusted to exclude cash, cash equivalents and investments held at Passport Health Plan. Management uses Cash and Cash Equivalents and Investments, Net of Regulated Cash a supplemental performance measure as it excludes cash held by Passport that is not readily accessible for expenditures outside of the Passport corporate entity without regulatory approval from the Kentucky Department of Insurance. The following table presents our reconciliation of Cash and Cash Equivalents and Investments, Net of Regulated Cash to cash and cash equivalents and investments (unaudited, in thousands):

	December 31, 2021	September 30, 2021
Cash and cash equivalents and investments	$266,410	$252,626

Less:
Cash and cash equivalents and investments related to the wind-down of Passport	50,814	61,713
Cash and cash equivalents and investments, net of regulated cash	$215,596	$190,913

A-2	Evolent Health, Inc. Proxy Statement 2022

ANNUAL MEETING OF STOCKHOLDERS OF

EVOLENT HEALTH, INC.

June 9, 2022

GO GREEN

00033333333030000000 1

060922

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, custodian or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF EVOLENT HEALTH, INC. June 9, 2022 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement, proxy card and annual report are available at http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 00033333333030000000 THE BOARD OF DIRECTORS UNANIMOUSLY 1 RECOMMENDS YOU VOTE “FOR” ALL NOMINEES IN 060922 THE ELECTION OF THE CLASS I AND III DIRECTORS AND “FOR” PROPOSALS 2 AND 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Class I and III Directors: FOR AGAINST ABSTAIN a) Craig Barbarosh b) Kim Keck c) Cheryl Scott d) Frank Williams e) Seth Blackley f) David Farner g) Peter Grua 2. Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. 3. Proposal to approve the compensation of our named executive officers for 2021 on an advisory basis. To indicate change your the new address address on your in the account, address please space check above the . Please box at note right and that changes this method to the . registered name(s) on the account may not be submitted via This section must be completed for your vote to be counted. Date and Sign Below. Signature of Stockholder Date: Signature of Stockholder Date: Note: full Please title sign as such exactly . If the as signer your name is a corporation, or names appear please on sign this full Proxy corporate . When name shares by are duly held authorized jointly, each officer, holder giving should full title sign as. such When . Ifsigning signer as is a executor, partnership, administrator, please sign attorney, in partnership trustee, name custodian by authorized or guardian, person please . give

EVOLENT HEALTH, INC. Proxy for Annual Meeting of Stockholders on June 9, 2022 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Jonathan D. Weinberg and John P. Johnson, each or either of them, as proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated on the reverse side of this form and, in his discretion, to vote upon such other business as may properly come before such meeting, all shares of Common Stock of the undersigned in Evolent Health, Inc. (the “Company”) at the Annual Meeting of Stockholders of the Company to be held on June 9, 2022 at 10:00 a.m., Eastern Time, via the internet at https://web.lumiagm.com/209916247 (password: evolent2022), and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. (Continued and to be signed on the reverse side) 1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

EVOLENT HEALTH, INC.

June 9, 2022

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

00033333333030000000 1

060922

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by duly authorized person.

EVOLENT HEALTH, INC. June 9, 2022 PROXY VOTING INSTRUCTIONS INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. Vote online until 11:59 PM EDT, June 8, 2022. MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. VIRTUALLY AT THE MEETING—The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet COMPANY NUMBER please visit https://web.lumiagm.com/209916247 (password: evolent2022) and be sure to have available the control number. GO GREEN—e-Consent makes it easy to go paperless. With ACCOUNT NUMBER e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement, proxy card and annual report are available at http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. 00033333333030000000 THE BOARD OF DIRECTORS UNANIMOUSLY 1 RECOMMENDS YOU VOTE “FOR” ALL NOMINEES IN 060922 THE ELECTION OF THE CLASS I AND III DIRECTORS AND “FOR” PROPOSALS 2 AND 3. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Class I and III Directors: FOR AGAINST ABSTAIN a) Craig Barbarosh b) Kim Keck c) Cheryl Scott d) Frank Williams e) Seth Blackley f) David Farner g) Peter Grua 2. Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. 3. Proposal to approve the compensation of our named executive officers for 2021 on an advisory basis. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To indicate change your the new address address on your in the account, address please space check above the . Please box at note right and that changes this method to the . registered name(s) on the account may not be submitted via This section must be completed for your vote to be counted. Date and Sign Below. Signature of Stockholder Date: Signature of Stockholder Date: Note: title Please as such sign .exactly If the signer as your is a name corporation, or names please appear sign on full this corporate Proxy. When name shares by duly are authorized held jointly, officer, each giving holder full should title as sign such . .When If signer signing is a as partnership, executor, please administrator, sign in attorney, partnership trustee name or by guardian, authorized please person give full .

EVOLENT HEALTH, INC. To Be Held On: June 9, 2022 at 10:00 a.m., Eastern Time at https://web.lumiagm.com/209916247 (password: evolent2022) COMPANY NUMBER JOHN SMITH 1234 MAIN STREET ACCOUNT NUMBER APT. 203 NEW YORK, NY 10038 CONTROL NUMBER This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before May 29, 2022. Please visit http://ir.evolenthealth.com/financial-info/annual-reports-and-proxy-statements/default.aspx, where the following materials are available for view: • Notice of Annual Meeting of Stockholders • Proxy Statement • Form of Electronic Proxy Card • 2021 Annual Report to Stockholders TO REQUEST MATERIAL: TELEPHONE: 888-Proxy-NA (888-776-9962) 718-921-8562 (for international callers) E-MAIL: info@astfinancial.com WEBSITE: https://us.astfinancial.com/OnlineProxyVoting/ProxyVoting/RequestMaterials TO VOTE: ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. VIRTUALLY AT THE MEETING: The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/209916247 (password: evolent2022) and be sure to have available the control number. MAIL: You may request a card by following the instructions above. 1. Election of Class I and III Directors: a) Craig Barbarosh b) Kim Keck c) Cheryl Scott d) Frank Williams e) Seth Blackley f) David Farner g) Peter Grua 2. Proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. 3. Proposal to approve the compensation of our named executive officers for 2021 on an advisory basis. Please note that you cannot use this notice to vote by mail. The Board of Directors unanimously recommends you vote “For” all nominees in the election of the Class I and III Directors and “For” Proposals 2 and 3.